UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
_______________________________________________________________________________

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HERC HOLDINGS INC.
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Herc Holdings Inc.
27500 Riverview Center Blvd.
Bonita Springs, Florida 34134

April 3, 2020
Dear Stockholder:
You are cordially invited to attend our annual meeting of stockholders to be held at 9:00 a.m. (local time) on May 14, 2020, at our principal executive office located at 27500 Riverview Center Blvd., Bonita Springs, Florida 34134.
As a stockholder, you play an important role in Herc Holdings and your vote is important. If you do not vote your shares, you will not have a say on the important issues to be voted on at the annual meeting. Information on how to vote is included in the enclosed proxy statement.
We are using the “Notice and Access” method of providing proxy materials to you via the Internet at www.proxyvote.com, instead of by mail. On or about April 3, 2020, we will begin mailing to our stockholders a proxy statement and related proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and related proxy materials and how to vote online.
Thank you for the time and attention you invest in making a thoughtful voting decision.
Sincerely,

Herbert L. Henkel        Lawrence H. Silber
Non-Executive Chairman and Director        President, Chief Executive Officer and Director

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
OF HERC HOLDINGS INC.

Date and Time:	May 14, 2020 at 9:00 a.m. (local time).
Place:	Our principal executive office, located at 27500 Riverview Center Blvd., Bonita Springs, Florida 34134.
Proposals:	1. Election of the 11 nominees named in the accompanying proxy statement to serve as directors until the next annual meeting of stockholders;
2. Approval, by a non-binding advisory vote, of the named executive officers’ compensation;
3. Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020; and
4. Transaction of any other business that may properly be brought before the annual meeting.

The Board of Directors unanimously recommends a vote FOR each director nominee and FOR Proposals 2 and 3.

Record Date:	Only holders of record of Company common stock at the close of business on March 16, 2020 will be entitled to attend and vote at the meeting.
How to Vote:
You may vote online or by telephone by following the instructions set forth in the Notice of Internet Availability of Proxy Materials (“Notice”) and the proxy statement. If you requested a paper copy of our proxy materials, you may also vote by completing, signing, dating and returning the proxy card. If you attend the annual meeting, you may vote in person.

Date of Mailing:
This proxy statement and accompanying materials were filed with the Securities and Exchange Commission on April 3, 2020, and we expect to first mail the proxy statement and related proxy materials or the Notice to stockholders on or about April 3, 2020.

By Order of the Board of Directors,

S. Wade Sheek
Senior Vice President, Chief Legal Officer and Secretary
April 3, 2020
Bonita Springs, Florida

PROXY STATEMENT SUMMARY
This proxy statement was filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2020, and we expect to first send the proxy statement and related proxy materials or the Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders on or about April 3, 2020. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Meeting Information
The Board of Directors of Herc Holdings Inc. (the “Board”) is soliciting proxies to be used at the annual meeting of stockholders to be held:

Date: May 14, 2020 Time: 9:00 a.m. (local time) Record Date: March 16, 2020	Location: 27500 Riverview Center Blvd. Bonita Springs, Florida 34134
How to Vote
Whether or not you plan to attend the annual meeting, please vote as promptly as possible using one of the following methods:

•	Via Internet by following the instructions on www.proxyvote.com;

•	Via telephone by calling 1‑800‑690-6903 and following the instructions provided by the recorded message; or

•	Via mail by completing, signing and dating the proxy card (if you received printed proxy materials) and returning it to the address listed therein.
Items of Business

Proposal	Board Voting Recommendation	Page Reference
1. Election of 11 Director Nominees to Serve for a One Year Term	FOR each nominee	4
2. Advisory Vote on Executive Compensation	FOR	16
3. Ratification of the Company’s Auditor for 2020	FOR	35
Where You Can Find Additional Information
Our website is located at http://ir.hercrentals.com. Although the information contained on or connected to our website is not part of this proxy statement, you can view additional information on our website, such as the charters of our Board committees, our Corporate Governance Guidelines, our Code of Ethics and reports that we file with the Securities and Exchange Commission. Copies of these documents may also be obtained free of charge by writing Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary.

Director Nominees
The following table provides summary information (as of April 3, 2020) about each director nominee:

Name	Age	Director Since	Primary or Former Occupation	Other Public Company Boards	Independent	Board Committee Membership*
						A	C	G	F
Herbert L. Henkel (Chairman)	71	2016	Retired Chairman of the Board and Chief Executive Officer of Ingersoll-Rand plc	1	✓		X	CC
Lawrence H. Silber	63	2016	Chief Executive Officer and President of Herc Holdings	---
James H. Browning	70	2016	Retired partner at KPMG LLP	2	✓	CC			X
Patrick D. Campbell	67	2016	Retired Senior Vice President and Chief Financial Officer of 3M Company	3	✓	X			CC
Jonathan Frates	37	2019	Managing Director at Icahn Enterprises LP	4	✓				X
Nicholas F. Graziano	48	2018	Portfolio Manager of Icahn Capital LP	3	✓				X
Jean K. Holley	60	2017	Retired Senior Vice President and Chief Information Officer for Brambles Limited	1	✓	X			X
Jacob M. Katz	67	2017	Retired National Managing Partner and Global Leader of Financial Services of Grant Thornton LLP	2	✓	X			X
Michael A. Kelly	63	2016	Retired Executive Vice President of the Electronics and Energy Business of 3M Company	1	✓		X	X
Andrew N. Langham	46	---	General Counsel of Icahn Enterprises LP	3	✓
Mary Pat Salomone	59	2016	Retired Chief Operating Officer of The Babcock & Wilcox Company	2	✓		CC	X
* A – Audit Committee; C – Compensation Committee; G – Nominating and Governance Committee; F – Finance Committee; CC – Committee Chair; X – Committee Member

In accordance with the agreements described in “Certain Relationships and Related Person Transactions -- Agreements with Carl C. Icahn” section of the proxy statement, Louis J. Pastor is not standing for reelection as a director at the annual meeting.

Governance Highlights
Our Board is committed to good corporate governance and promoting the long-term interests of our stockholders by adopting structures, policies and practices that we believe strengthen the Board and promote responsible oversight of management. Highlights include:

•    Independent Chairman
•    10 of 11 director nominees are independent
•    Annual election of directors
•    Majority voting for directors and director resignation policy in uncontested elections
•    100% Board and committee attendance in 2019 by director nominees

•    Robust stock retention guidelines for senior executives and non-employee directors
•    Prohibition on directors and Section 16 officers pledging Company stock and prohibition on directors and all employees hedging Company stock
•    The Board generally will not nominate a non-management director for election at an annual meeting if that person has reached age 72

Business Overview
Herc Holdings Inc. is one of the leading equipment rental suppliers with approximately 275 locations at December 31, 2019, principally in North America. We conduct substantially all of our operations through subsidiaries, including Herc Rentals Inc. (“Herc”). Operations are conducted under the Herc Rentals brand in the United States and Canada and under the Hertz Equipment Rental brand in other international locations.

With over 50 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. In addition to our principal business of equipment rental, we sell used equipment and contractor supplies such as construction consumables, tools, small equipment and safety supplies; provides repair, maintenance and equipment management services and safety training to certain of our customers; offers equipment re-rental services and provides on-site support to our customers; and provides ancillary services such as equipment transport, rental protection, cleaning, refueling and labor.

Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutions®, our industry-specific solutions-based services which includes power generation, climate control, remediation and restoration, and studio and production equipment, and our ProContractor professional grade tools. We have approximately 5,100 employees. Our 2019 total revenues were approximately $2.0 billion.

On June 30, 2016, the Company, in its previous form as the holding company of both the existing equipment rental operations as well as the former vehicle rental operations (in its form prior to the Spin-Off, “Hertz Holdings”), completed a spin-off (the “Spin-Off”) of its global vehicle rental business through a dividend to stockholders of all of the issued and outstanding common stock of Hertz Rental Car Holding Company, Inc., which was re-named Hertz Global Holdings, Inc. (“New Hertz”). New Hertz is an independent public company that trades on the New York Stock Exchange under the symbol “HTZ” and continues to operate its global vehicle rental business through its operating subsidiaries, including The Hertz Corporation. We changed our name to Herc Holdings Inc. on June 30, 2016 and we trade on the New York Stock Exchange under the symbol “HRI.”

PROPOSAL 1: ELECTION OF DIRECTORS
Nominees for Election to the Board
The Board has nominated each director nominee listed below for election for a one-year term beginning at the 2020 annual meeting of stockholders to be held on May 14, 2020 (the “Annual Meeting”) and expiring at the end of the 2021 annual meeting of stockholders. Each director nominee is expected to be available for election as a director, but in the event that one or more of the nominees is not available for election due to unforeseen circumstances, the proxy will be voted for the Board’s substitute nominee or nominees.
Director Election Standards
We maintain a “majority” voting standard for uncontested elections of directors. For a nominee to be elected to our Board, the nominee must receive more “for” than “against” votes.
The Board unanimously recommends a vote FOR the following nominees for election as directors:

Herbert L. Henkel Non-Executive Chairman of the Board Age 71	Director of the Company Since: 2016 Company Committees: Nominating & Governance Committee (Chair) and Compensation Committee
Business Experience
Mr. Henkel is the retired chairman of the board and chief executive officer of Ingersoll-Rand plc, a publicly traded manufacturer of industrial products and components. Mr. Henkel retired as Ingersoll-Rand’s chief executive officer, a position he held since October 1999, in February 2010, and retired as chairman of the board in June 2010. Mr. Henkel served as president and chief operating officer of Ingersoll-Rand from April 1999 to October 1999. Mr. Henkel served in various leadership roles at Textron, Inc., including as its president and chief operating officer from 1998 to 1999.

Other Public Company Directorships
Mr. Henkel has served on the board of 3M Company, a diversified global technology company, since 2007. Mr. Henkel served on the board of C. R. Bard, Inc., a medical technology manufacturing company, from 2002 until its sale in December 2017 and The Allstate Corporation, an insurance company, from 2013 until his retirement in May 2017.

Qualifications
Mr. Henkel has executive management and leadership skills gained as the chief executive officer of Ingersoll-Rand. He has expertise in strategy formation, including experience in repositioning an established corporation. He also has knowledge and extensive experience in manufacturing, sales and marketing, as well as in financial, audit and governance matters. Further, his experience as the chairman of the board of Ingersoll-Rand and as a director of other public companies provides him with a broad understanding of the responsibilities of public company boards and reputational issues applicable to public companies.

Lawrence H. Silber Age 63	Director of the Company Since: 2016 Company Committees: None
Business Experience
Mr. Silber joined Herc Rentals Inc. in May 2015. Prior to that, Mr. Silber most recently served as an executive advisor at Court Square Capital Partners, LLP, a private equity firm primarily investing in the business services, healthcare, general industrial and technology and telecommunications sectors, from April 2014 to May 2015. Mr. Silber led Hayward Industries, one of the world’s largest swimming pool equipment manufacturers, as chief operating officer from 2008 to 2012, overseeing a successful transition through the recession and returning the company to solid profitability. From 1978 to 2008, Mr. Silber worked for Ingersoll-Rand plc, a publicly traded manufacturer of industrial products and components, in a number of roles of increasing responsibility. He led major Ingersoll-Rand business groups, including Utility Equipment, Rental and Remarketing and the Equipment and Services businesses. Earlier in his career, he led sales, marketing and operations functions in Ingersoll-Rand’s Power Tool Division and Construction and Mining Group.

Other Public Company Directorships
Mr. Silber served on the board of directors of SMTC Corporation, a mid-size provider of end-to-end electronics manufacturing services, from 2012 to 2015 (and from May 2013 through January 2014 served as its interim president and CEO).

Qualifications
Mr. Silber has executive management and leadership skills, gained as the chief operating officer of Hayward Industries as well as in his current role as our Chief Executive Officer. He has expertise in strategy formation, including experience in repositioning an established corporation. He also has knowledge and extensive experience in manufacturing, sales and marketing, and specific industry experience gained in his roles with Ingersoll-Rand. Mr. Silber has extensive knowledge of our business, including our operations, business development matters and financial performance. Further, his experience as a director of another public company provides him with a broad understanding of the responsibilities of public company boards and issues applicable to public companies.

James H. Browning Independent Director Age 70	Director of the Company Since: 2016 Company Committees: Audit Committee (Chair) and Finance Committee
Business Experience
Mr. Browning was a partner at KPMG LLP, an audit, tax and advisory services firm, until his retirement in 2009. He served as partner from 1980 and served as southwest area professional practice partner in KPMG’s Houston office. Mr. Browning also served as an SEC reviewing partner and as partner in charge of KPMG’s New Orleans audit practice.

Other Public Company Directorships
Mr. Browning has served as chairman of the board for RigNet, Inc., a global technology company that provides customized communication services, real time machine learning, and cybersecurity solutions, since 2012 and as a member of its board since 2010. He has served on the board of Texas Capital Bancshares, a financial services company, since 2009 and as chairman of its audit committee since 2012. Mr. Browning previously served as a director of Endeavour International Corporation, an international oil and gas exploration and production company.

Qualifications
Mr. Browning, whose extensive financial knowledge and experience qualifies him as an “audit committee financial expert,” serves as the Chair of our Audit Committee. His public accounting experience with various industries during his long tenure with KPMG provides him with extensive knowledge and experience in addressing financial and accounting matters. His experience as chairman of the board of RigNet, Inc., together with his roles on other public company boards, including audit committees, provides him with a broad understanding of the responsibilities of public company boards and audit committees.

Patrick D. Campbell Independent Director Age 67	Director of the Company Since: 2016 Company Committees: Finance Committee (Chair) and Audit Committee
Business Experience
Mr. Campbell is the retired senior vice president and chief financial officer of 3M Company, a diversified global technology company, a position he held from 2002 to 2011. Prior to his tenure with 3M, Mr. Campbell was vice president of international and Europe for General Motors Corporation, where he served in various finance functions during his 25 years with the company.

Other Public Company Directorships
Mr. Campbell has served as chairman of the board for Newell Brands Inc., a global marketer of consumer and commercial products, since March 2018 (pursuant to a director appointment and nomination agreement between Newell Brands and Carl C. Icahn). Mr. Campbell has served as a director of Stanley Black & Decker, Inc., a tool manufacturer, since 2008 and a director of SPX FLOW, Inc., a manufacturer of specialty fluid components and solutions, since its spin-off from SPX Corporation in September 2015. Mr. Campbell served as a director of SPX Corporation, a supplier of highly engineered HVAC products, detection and measurement technologies and power equipment, from March 2014 to September 2015 and a director of Solera Holdings Inc., a provider of risk and asset management software and services to the automotive and property marketplace, from October 2014 to March 2016, when it was acquired by a third party.

Qualifications
Mr. Campbell, whose extensive financial knowledge and experience qualifies him as an “audit committee financial expert,” serves as the Chair of our Finance Committee. His knowledge of financial and accounting matters, company capitalization structures and the capital markets gained through his tenure in different industries provides him with insight into a variety of issues applicable to us. In addition, he was responsible for mergers and acquisitions as well as information technology in his role at 3M, and offers significant expertise in each of those areas. His combination of domestic and international roles in complex global businesses provides him with an understanding of diverse political and regulatory systems.

Jonathan Frates Independent Director Age 37	Director of the Company Since: 2019 Company Committees: Finance Committee
Business Experience
Mr. Frates has been a Managing Director at Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since June 2018. From November 2015 to June 2018, Mr. Frates served as a Portfolio Company Associate at Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Frates served as a Senior Business Analyst at First Acceptance Corp. and as an Associate at its holding company, Diamond A Ford Corp. Mr. Frates began his career as an Investment Banking Analyst at Wachovia Securities LLC.

Other Public Company Directorships
Mr. Frates has served as: Chairman of the Board of Directors of SandRidge Energy, Inc., an oil and natural gas company with a principal focus on exploration and production activities in the U.S., since June 2018; a director of CVR Partners LP, a nitrogen fertilizer company, since April 2016; Chairman of the Board of Directors of Viskase Companies, Inc., a meat casing company, since October 2019 and a director since March 2016; and a director of CVR Energy, Inc., a diversified holding company primarily engaged in petroleum refining and nitrogen fertilizer production, since March 2016. Mr. Frates previously served as a director of Ferrous Resources Limited, an iron ore mining company with operations in Brazil, from December 2016 to July 2019, American Railcar Industries, Inc., a railcar manufacturing company, from March 2016 to October 2018, and CVR Refining, LP, an independent downstream energy limited partnership, from March 2016 to January 2019.

Qualifications
Mr. Frates has extensive financial and investment experience and a strong understanding of the complex business and financial issues encountered by companies in a variety of industries. His knowledge of financial matters, company capitalization structures and the capital markets gained through his tenure with various banking and financial service institutions provide him with insight into issues applicable to us. Mr. Frates is a director nominee designated by Mr. Icahn pursuant to the Nominating and Standstill Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Person Transactions - Agreements with Carl C. Icahn.”

Nicholas F. Graziano Independent Director Age 48	Director of the Company Since: 2018 Company Committees: Finance Committee
Business Experience
Mr. Graziano has served as a portfolio manager of Icahn Capital, the entity through which Carl C. Icahn manages investment funds, since February 2018. Mr. Graziano was previously the founding partner and chief investment officer of the hedge fund Venetus Partners LP, where he was responsible for portfolio and risk management, along with day-to-day firm management, from June 2015 to August 2017. Prior to founding Venetus, Mr. Graziano was a partner and senior managing director at the hedge fund Corvex Management LP from December 2010 to March 2015. At Corvex, Mr. Graziano played a key role in investment management and analysis, hiring and training of analysts and risk management. Prior to Corvex, Mr. Graziano was a portfolio manager at the hedge fund Omega Advisors, Inc., where he managed a proprietary equity portfolio and made investment recommendations, from September 2009 to December 2010. Before Omega, Mr. Graziano served as a managing director and head of special situations equity at the hedge fund Sandell Asset Management, where he helped build and lead the special situations team responsible for managing a portfolio of concentrated equity and activist investments, from July 2006 to July 2009.

Other Public Company Directorships
Mr. Graziano has served on the board of directors of Conduent Incorporated, a provider of business process outsourcing services, since December 2016, Herbalife Nutrition, Ltd., a global nutrition and weight management company, since April 2018, and Xerox Corporation, a document and print technology company, since May 2018. Mr. Graziano previously served on the board of directors of Fair Isaac Corporation (FICO), a leading analytics software company, from February 2008 to May 2013. Sandell Asset Management had a non-controlling interest in FICO through the ownership of securities.

Qualifications
Mr. Graziano has extensive financial and investment experience and a strong understanding of the complex business and financial issues encountered by companies in a variety of industries. His knowledge of financial matters, company capitalization structures and the capital markets gained through his tenure with various hedge funds provides him with insight into issues applicable to us. Mr. Graziano is a director nominee designated by Mr. Icahn pursuant to the Nominating and Standstill Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Person Transactions –– Agreements with Carl C. Icahn.”

Jean K. Holley Independent Director Age: 60	Director of the Company Since: 2017 Company Committees: Audit Committee and Finance Committee
Business Experience
Ms. Holley was the global senior vice president and chief information officer for Brambles Limited, the global leader in supply chain and logistic solutions, from September 2011 until her retirement in July 2017. From April 2004 until August 2011, Ms. Holley served as the executive vice president and chief information officer for Tellabs, Inc., a company that designs, develops, deploys and supports telecommunications networking products around the world. Prior to that role, Ms. Holley served as the vice president and chief information officer for USG Corporation, a manufacturer of innovative, high-performance building systems, and as senior IT director for Waste Management, Inc., North America’s leading provider of integrated environmental solutions.

Other Public Company Directorships	Ms. Holley has served on the board of directors of OneSpan, Inc. (formerly known as VASCO Data Security International, Inc.), a global provider of enterprise-wide security solutions, since 2006.

Qualifications
In her roles as chief information officer for Brambles, Tellabs and USG Corporation, Ms. Holley had global responsibility for information technology strategy and operations for companies in a variety of industries. That experience, together with her role as a member of the board of directors of an anti-fraud and digital transaction management solutions company, provides her with extensive knowledge and experience with respect to information technology systems, cybersecurity and systems migrations. In addition, her years of service on another public company board provide her with a broad understanding of the responsibilities of public company boards and corporate governance matters.

Jacob M. Katz Independent Director Age: 67	Director of the Company Since: 2017 Company Committees: Audit Committee and Finance Committee
Business Experience
Mr. Katz is the retired chairman, national managing partner and global leader, and New York managing partner of financial services at Grant Thornton LLP, a member firm of one of the world’s leading organizations of independent audit, tax and advisory firms, from 2013 until his retirement in July 2016. Mr. Katz was employed by Grant Thornton for nearly 40 years, during which time he led Grant Thornton’s financial services practice for approximately 20 years. He held various other leadership roles at Grant Thornton, including as the Northeast region managing partner from 2010 to 2013, as the New York office managing partner from 2003 to 2013 and as a member of the firm’s partnership board from 1999 to 2012, holding the title of chairman of the board for much of that time. Mr. Katz is an advisor to private companies and has served on the boards of various not for profit organizations.

Other Public Company Directorships
Mr. Katz has served as a director of Jefferies Financial Group Inc., a financial services company, since November 2018 and as chairman of its audit committee since 2019; and Jefferies Group LLC, a global full service, integrated securities and investment banking firm, since September 2016.

Qualifications
Mr. Katz has executive management and leadership skills gained as the national managing partner and global leader of financial services at Grant Thornton, as well as extensive financial knowledge and experience which qualifies him as an “audit committee financial expert.” His experience with various industries during his long tenure with Grant Thornton provides him with extensive knowledge and experience in addressing public company financial and accounting matters. That experience provides him with a broad understanding of the responsibilities of public company boards.

Michael A. Kelly Independent Director Age 63	Director of the Company Since: 2016 Company Committees: Compensation Committee and Nominating & Governance Committee
Business Experience
Mr. Kelly spent many years as an executive at 3M Company, a diversified global technology company, serving as executive vice president of 3M’s Electronics and Energy Business from October 2012 to January 2016, and executive vice president of the Display and Graphics Business from October 2006 to October 2012. He served in various management positions in the U.S., Singapore, Korea, and Germany since he joined 3M in 1981. In his role as the executive vice president of 3M’s Electronics and Energy Business, Mr. Kelly had global responsibility for all operational and strategic elements of a $6 billion business, including the electronic materials, electrical markets, communications markets, renewable energy, and display materials systems businesses of 3M. Mr. Kelly’s business also encompassed all film manufacturing for 3M.

Other Public Company Directorships
Mr. Kelly has served on the board of Mettler-Toledo International, Inc., a manufacturer of precision weighing and analytical instruments for the industrial, laboratory and retail food sectors, since 2008.

Qualifications
In his role with 3M, Mr. Kelly had global responsibility for the operational and strategic elements of a complex, technical set of global businesses. As a result, he has knowledge and experience with respect to strategic planning, repositioning business and general operational matters which provides him with insight into various issues applicable to us. His extensive international experience in a complex global business has helped him develop a unique set of managerial skills and an understanding of differing cultural, political and regulatory systems. He also serves on the board of another public company, which provides him with a broad understanding of the responsibilities of public company boards.

Andrew N. Langham Independent Director Age 46	Director of the Company Since: Company Committees: None
Business Experience
Mr. Langham has served as General Counsel of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, real estate and home fashion, since 2014. From 2005 to 2014, Mr. Langham was Assistant General Counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Langham was an associate at Latham & Watkins LLP focusing on corporate finance, mergers and acquisitions, and general corporate matters.

Other Public Company Directorships
Mr. Langham is a director of: Cheniere Energy, Inc., a developer of natural gas liquefaction and export facilities and related pipelines, since 2017; Welbilt, Inc. (formerly known as Manitowoc Foodservice, Inc.), a commercial foodservice equipment manufacturer, since 2016; and CVR Partners LP, a nitrogen fertilizer company, since 2015.  Mr. Langham was previously a director of: CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from 2014 to 2017; CVR Refining, LP, an independent downstream energy limited partnership, from  2014 to 2019; Freeport-McMoRan Inc., the world’s largest publicly traded copper producer, from 2015 to 2018; and Newell Brands Inc., a global marketer of consumer and commercial products, in 2018. CVR Partners, CVR Refining and CVR Energy are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has non-controlling interests in Cheniere, Welbilt, Freeport-McMoRan and Newell Brands through the ownership of securities.

Qualifications
Mr. Langham has significant experience in corporate finance transactions, business combination transactions and other corporate matters gained through his tenure with Icahn Enterprises and Latham & Watkins. In addition, Mr. Langham’s experience on public company boards provides him with a broad understanding of the responsibilities of public company directors with respect to corporate governance and compensation. Mr. Langham is a director designated by Mr. Icahn pursuant to the Nominating and Standstill Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Person Transactions –– Agreements with Carl C. Icahn.”

Mary Pat Salomone Independent Director Age 59	Director of the Company Since: 2016 Company Committees: Compensation Committee (Chair) and Nominating & Governance Committee
Business Experience
Ms. Salomone is the retired chief operating officer of The Babcock & Wilcox Company (“B&W”), a technology innovator in power generation systems and specialty manufacturer of nuclear components. Ms. Salomone served as chief operating officer of B&W from January 2010 to her retirement in June 2013. During 2008 and 2009, Ms. Salomone served B&W in business development and strategic acquisition roles. From 2001 through December 2007, Ms. Salomone was president and chief executive officer of Marine Mechanical Corporation, which was acquired by B&W in May 2007.

Other Public Company Directorships
Ms. Salomone has served as a director of Intertape Polymer Group, a Canadian tape and packaging company, since 2015 and TC Energy Corporation, a North American energy infrastructure company, since 2013.

Qualifications
Ms. Salomone has executive management and leadership skills gained as the chief operating officer of B&W. Her knowledge of operations and experience with complex government contracts, health, safety and human resources matters and strategic acquisitions provides her with insight into a variety of issues applicable to us. Her experience as a board member of public companies traded on both the New York Stock Exchange and the Toronto Stock Exchange provides her with a broad understanding of the responsibilities of public company boards, governance matters and public relations issues applicable to public companies, as well as insight into the Canadian market, where we conduct a portion of our business.

CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS
Our By-Laws, Corporate Governance Guidelines and the charters of the various Board committees provide a framework for the corporate governance. The following is a summary of our corporate governance practices. A copy of our By-Laws, Corporate Governance Guidelines, as well as the charters of each Board committee, are available under the Investor Relations section of our website at http://ir.hercrentals.com.
Corporate Governance
Our business is managed with the oversight of our Board. Our Board is committed to good corporate governance and promoting the long-term interests of our stockholders by adopting structures, policies and practices that we believe strengthen the Board and promote responsible oversight of management.
Board Independence
Our Board has determined that each director nominee, other than Mr. Silber, our President and Chief Executive Officer, is “independent” under our standards for determining director independence, which are specified in Annex A to our Corporate Governance Guidelines. These standards for determining director independence are consistent with the federal securities laws and applicable New York Stock Exchange (“NYSE”) listing standards. The Board also determined that Mr. Louis J. Pastor and Mr. Courtney Mather, each of whom served as a director during 2019, were independent.
In recommending to the Board that each of those directors be classified as independent, the Nominating and Governance Committee considered whether there were any facts or circumstances that might impair the independence of each of those persons including, with respect to Messrs. Frates, Graziano, Langham, Mather and Pastor, the agreements described in “Certain Relationships and Related Person Transactions –– Agreements with Carl C. Icahn.”
Our Board Leadership
The Board believes it is important to retain flexibility to allocate the responsibilities of the offices of the Chair of the Board and Chief Executive Office (“CEO”) in a manner that is in the best interests of the Company, including the flexibility to determine whether these offices should be combined or separate. The Board believes the decision as to who should serve as Chair and CEO, and whether the offices should be combined or separate, should be assessed periodically by the Board, and the Board should not be constrained by a rigid policy mandating the structure of such positions. The Board currently believes the most effective and efficient leadership structure is for Mr. Silber to serve as CEO and an independent director to serve as the non-executive Chair of the Board (“Independent Non-Executive Chair”).
The Board believes that the current leadership structure benefits the Company by delineating roles of management and oversight over management. Our CEO and his management team provide the overall strategy and day-to-day leadership for our Company, and the Board, along with the Independent Non-Executive Chair, provides oversight and evaluates the performance of management. The Independent Non-Executive Chair, in consultation with the CEO, has responsibility for chairing and determining the length and frequency of Board meetings as well as setting the agenda for such meetings. The Independent Non-Executive Chair also sets the agenda for and chairs the Board’s regularly-scheduled executive sessions in which management (other than Mr. Silber) does not participate. The Board also holds regular executive sessions where only our independent directors attend. The Independent Non-Executive Chair (or, in his absence, another independent director selected by the independent directors present at such executive session) presides over the executive sessions to facilitate the discussion. In addition, the Independent Non-Executive Chair also significantly assists in evaluating and in setting the compensation of our CEO by conferring with other independent members of the Board regarding our CEO’s performance.
Board Meetings and Annual Meeting Attendance
Our Board met six times in 2019. In 2019, each director nominee attended 100% of the meetings of the Board and committees on which he or she served during the applicable period of service. Director attendance at annual meetings of stockholders is encouraged. Each director nominee then in office attended the 2019 annual meeting of stockholders.
Board Committees
Our Board has four standing committees – the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Governance Committee. Each committee has a written charter. Each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee meets the independence and eligibility standards necessary for service on such committee pursuant to our Corporate Governance Guidelines, the respective charter of each committee and the relevant federal securities laws and NYSE listing standards. Similarly, each member of the Finance

Committee meets the director independence standards established by the NYSE listing standards. Our Board has designated Messrs. Browning, Campbell and Katz as “audit committee financial experts.”
Membership, Meetings and Roles and Responsibilities of the Board Committees
Audit Committee

Members	Roles and Responsibilities
Browning (Chair) Campbell Holley Katz
• Oversees our accounting, financial and external reporting policies and practices as well as the integrity of our financial statements.
• Monitors the independence, qualifications and performance of our independent registered public accounting firm.
• Oversees the performance of our internal audit function and operational policies and practices that affect our internal controls.
• Monitors our compliance with legal and regulatory requirements.
• Reviews the annual internal audit plan and the commitment of internal audit resources, in each case as they relate to risk management.
• Prepares our Audit Committee’s report included in our annual proxy statement.
• Receives information from management about any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting.

Number of Meetings in 2019
8

Compensation Committee

Members	Roles and Responsibilities
Salomone (Chair) Henkel Kelly Pastor
• Evaluates the performance of our CEO as it relates to all elements of compensation, as well as the goals and objectives of our senior executives.
• Approves the annual incentive compensation targets and payouts and grants to our most senior executives under our long-term incentive plan.
• Prepares a report on executive compensation required for inclusion in our annual proxy statement.

Number of Meetings in 2019
6

Nominating and Governance Committee

Members	Roles and Responsibilities
Henkel (Chair) Kelly Pastor Salomone
• Assists our Board in determining the skills, qualities and eligibility of individuals recommended for membership on our Board.
• Reviews the composition of our Board and its committees to determine whether it may be appropriate to add or remove individuals.
• Reviews and evaluates directors for re-nomination and re-appointment to committees.
• Reviews and assesses the adequacy of our Corporate Governance Guidelines and Directors’ Code of Business Conduct and Ethics.
• Reviews and recommends to the Board the form and amount of compensation paid to directors.

Number of Meetings in 2019
4

Finance Committee

Members	Roles and Responsibilities
Campbell (Chair) Browning Frates Graziano Holley Katz
• Assists our Board in its oversight of the Company’s financing policies.
• Reviews, approves and recommends to our Board matters pertaining to our financial structure, short and long-term financing in both the public and private markets, and other financial matters of importance.
• Approves certain mergers, acquisitions and divestitures.
• Reviews and recommends to our Board matters pertaining to our dividend policy and share repurchases.
• Periodically reviews funding, asset performance and strategies for our pension and other post-retirement benefit plans and delegation of authority policy.

Number of Meetings in 2019
7

Risk Oversight
Risk Oversight - Our Board and Committees
Our Board is involved in risk oversight in a number of ways.  Our Board’s involvement in overseeing our business strategy is a key part of its assessment of management’s risk threshold and also helps determine an appropriate level of risk for us. In addition, regularly throughout the year, management presents information to either the Board or its committees on areas and topics related to risks we face.  The Board or its committees receives regular reports on our significant legal matters as well as updates on matters that may impact us, operations reviews and treasury-related updates.
Various committees of the Board also have responsibility for risk management. The Audit Committee focuses on financial risk, including internal controls, and annually receives a risk assessment and risk management report from our Internal Audit Department. The Audit Committee also reviews and discusses with the Vice President of Internal Audit the results of the annual risk assessment, our annual internal audit plan and the commitment of internal audit resources as they relate to risk management. Our Vice President of Internal Audit reports directly to the Audit Committee.  The Audit Committee regularly meets in private session with the Vice President of Internal Audit and, separately, with our external auditors, which provides the opportunity for confidential discussion.  The Audit Committee also receives a quarterly report on the status of our significant legal matters and ethics helpline activity.
We have aligned risk responsibilities with functional expertise and responsibilities are shared among the senior executives, with overall responsibility for risk management residing with our CEO.
Management performs semi-annual overall risk assessments and engages in an enterprise-wide risk management (“ERM”) process, including quarterly ERM committee meetings where key risks relevant to the Company, including risks related to operations, financial performance, cybersecurity and compliance, are identified, mitigated, monitored and reported to senior management, the Audit Committee and the Board.
Risk Considerations in our Compensation Program
In 2019, we conducted a review of the risk profile of our compensation policies and practices. Meridian Compensation Partners, LLC (“Meridian”), as independent compensation advisor to the Compensation Committee, with the assistance of management, prepared a risk profile assessment of our compensation policies and practices and presented the findings to the Compensation Committee. Based in part on such assessment, the Compensation Committee determined that our executive compensation policies and practices, in conjunction with our existing processes and controls, are not reasonably likely to have a material adverse effect on us.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines containing standards for the Nominating and Governance Committee to determine director qualifications. The Corporate Governance Guidelines provide that the Nominating and Governance Committee, in making recommendations about nominees to the Board, will:

•
review candidates’ qualifications for membership on the Board based on the criteria approved by the Board and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or NYSE rules for committee membership purposes;

•	in evaluating current directors for re-nomination to the Board, assess the performance and independence of such directors; and

•
periodically review the composition of the Board in light of the current challenges and needs of the Board and the Company, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background, experience and independence.

The Corporate Governance Guidelines also contain policies regarding director independence, the retirement age of directors, simultaneous service on other boards and committees of others boards, continuing education of directors and substantial changes relating to a director’s affiliation, position of principal employment or other board membership. Among other things, the Corporate Governance Guidelines establish responsibilities for meeting preparation and participation, and the evaluation of our financial performance and strategic planning.
Implementation and Assessment of Policies Regarding Director Attributes
The Nominating and Governance Committee, when making recommendations to the Board regarding director nominations, assesses the overall performance of the Board, and when re-nominating incumbent Board members or nominating new Board members, evaluates the potential candidate’s ability to make a positive contribution to the Board’s overall function. Candidates recommended by stockholders are evaluated in the same manner as candidates identified by other means.
The Nominating and Governance Committee considers the actual performance of incumbent Board members over the previous year, as well as whether the Board has an appropriately diverse membership. The Nominating and Governance Committee also takes into consideration any written arrangements for director nominations to which we are a party, including the Nomination and Standstill Agreement we entered into with Carl C. Icahn, described under “Certain Relationships and Related Person Transactions –– Agreements with Carl C. Icahn.” The particular experience, qualifications, attributes and skills of the potential candidate are assessed by the Nominating and Governance Committee to determine whether the potential candidate possesses the professional and personal experiences and expertise necessary to enhance the Board. Based on this assessment, the Nominating and Governance Committee makes recommendations to the Board regarding director nominees. In its assessment of director nominees, the Nominating and Governance Committee does not take a formulaic approach, but rather considers each prospective nominee’s diversity in perspectives, personal and professional experiences and background and ability. In making director nominations, the Nominating and Governance Committee takes into account the overall diversity of the Board and evaluates the Board in light of, among other things, the attributes discussed in the section titled “Policy on Diversity” below.
Policy on Diversity
The Corporate Governance Guidelines and the Nominating and Governance Committee charter identify a number of factors, including diversity, the Nominating and Governance Committee will consider when evaluating directors. The Nominating and Governance Committee interprets diversity broadly to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as international and multicultural experience and understanding, as well as other differentiating characteristics, including race, ethnicity and gender.
Director Nominations and Resignation
Each director nominee standing for election at the Annual Meeting is a current director and was elected at the 2019 annual meeting of stockholders, other than Mr. Frates, who was appointed to the Board in August 2019, and Mr. Langham, who is standing for election at the Annual Meeting. Messrs. Frates and Langham were nominated by Carl C. Icahn and reviewed and approved by the Nominating and Governance Committee and the Board.
The Board generally will not nominate a non-management director for election at an annual meeting if that person has reached age 72. Mr. Henkel will reach age 72 prior to the annual meeting. In order to ensure stability and provide continuity of leadership during the current COVID-19 pandemic, the Board waived this policy and re-nominated Mr. Henkel to stand for election.
In accordance with our By‑Laws and Corporate Governance Guidelines, each director has submitted, or upon his or her nomination will submit, a contingent resignation to the Chair of the Nominating and Governance Committee. The resignation will become effective only if the director fails to receive a sufficient number of votes for election or re-election and the Board accepts the resignation. In the event of a contested director election, a plurality voting standard will apply.

Director Stock Ownership Guidelines
Our independent directors are required to meet certain stock ownership guidelines. We believe this further aligns their interests with those of our stockholders. Under these guidelines, the independent directors are expected, over a period of five years from the date they are elected as an independent director or are otherwise determined to be independent, to acquire and hold a number of shares of our common stock equivalent to five times their base annual cash retainer, currently $350,000.
Code of Ethics
We have adopted a written Code of Ethics, which require all employees, officers and directors to avoid conflicts of interests, and a written Directors’ Code of Business Conduct and Ethics (the “Directors’ Code”) applicable to the Board. Our Code of Ethics and our Directors’ Code are available under the Investor Relations section of our website at http://ir.hercrentals.com. We intend to include on our website information about any amendments to, or waivers from, a provision of the Code of Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller in accordance with SEC rules.
Stockholder Communications with the Board
Stockholders and other interested parties who wish to contact any of our directors or any group of directors may send written correspondence to: Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary.
Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the office of the Corporate Secretary. Depending upon the nature of the communication and to whom it is directed, the Corporate Secretary will: (a) forward the communication, either in summary form or a copy of the communication, to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).

PROPOSAL 2: APPROVAL, BY A NON-BINDING ADVISORY VOTE,
OF THE NAMED EXECUTIVE OFFICERS’ COMPENSATION
We are offering you a non-binding, advisory vote to approve the compensation of our named executive officers (“NEOs”).
As detailed in the Compensation Discussion and Analysis, we have designed our compensation programs, among other things, to:

(i)	properly incentivize our NEOs to accomplish our short- and long-term objectives;

(ii)	be in line with similar pay practices and overall compensation levels at other, similarly-situated companies;

(iii)	reward our NEOs for overall Company performance and their individual performance; and

(iv)	attract and retain our NEOs.
Accordingly, you may cast an advisory vote on the following resolution at the 2020 annual meeting:
“RESOLVED, that the compensation paid to the named executive officers as disclosed in the Compensation Discussion and Analysis, Summary Compensation Table and related tabular and narrative disclosures in this proxy statement is hereby APPROVED.”
Effect of Proposal
The effect of this vote is advisory only and non-binding. The Board and Compensation Committee will consider the results of the vote in making future decisions regarding our NEOs’ compensation. The Board values the opinions of our stockholders and is committed to considering their opinions in making decisions.

The Board unanimously recommends a vote FOR approval, by a non-binding advisory vote, of the named executive officers’ compensation.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction and Overview
The Compensation Committee believes our compensation philosophy and executive compensation program should align with our business strategy and objectives and, importantly, stockholder interests. We believe that our pay-for-performance driven executive compensation program links our executive officer compensation with delivering results that support our business strategy and objectives.
Our named executive officers ("NEOs") for 2019 are:

•	Lawrence H. Silber, our Chief Executive Officer ("CEO") and President;

•	Mark H. Irion, our Chief Financial Officer ("CFO");

•	Christian J. Cunningham, our Chief Human Resources Officer;

•	Tamir Peres, our Chief Information Officer; and

•	James Bruce Dressel, our former Chief Operating Officer (through December 31, 2019).
Executive Compensation Practices
The Compensation Committee reviews on an ongoing basis our executive compensation program to evaluate whether it supports our executive compensation philosophy and objectives and is aligned with stockholder interests. In 2019, the executive compensation program remained largely unchanged from 2018. The Compensation Committee believes that as we continue to advance our long-term strategy, it is important to have stable compensation programs that can be clearly understood and fully transparent to the participants and stockholders. We believe our executive compensation program continues to align well with market practices within our compensation peer group and provides a strong link between performance achieved and compensation delivered.
Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices
✓	Significant percentage of target total compensation is performance based
✓	Long-term objectives designed to be aligned with the creation of stockholder value
✓	Market comparison of executive compensation against an industry and size appropriate peer group
✓	Use of an independent compensation consultant reporting directly to the Compensation Committee
✓	Double-trigger vesting for equity awards in the event of a change in control
✓	Stock ownership guidelines
✓	Clawback policy
✓	Annual say-on-pay vote

✗	We do not have tax gross-ups
✗	We do not have excessive severance benefits
✗	We do not allow dividends or dividend equivalents on unearned or unvested awards
✗	We do not allow repricing of underwater stock options without stockholder approval
✗	We do not allow hedging, short sales or pledging of our securities
Executive Compensation Program – Decision-Making Process
Compensation Philosophy and the Role of the Compensation Committee
The Compensation Committee reviews and establishes the executive compensation program for our senior executives, including the NEOs. The Compensation Committee is committed to creating incentives for our senior executives that reward them for the Company’s, as well as their individual, performance. The executive compensation philosophy is based on guiding principles:

•
The compensation program should be aligned with our financial performance: The Compensation Committee believes that creating goals that are aligned with our financial performance will focus executives on the long-term interests of our stockholders.

•
The compensation design should be simple, transparent and clearly articulated to participants and our stockholders: The Compensation Committee believes that our executive compensation program should be clear (i) to participants in order to motivate achievement of business goals that we believe support the long-term success of the Company and (ii) to our stockholders who can assess whether the program supports our long-term performance.

•
The compensation program should provide short- and long-term components to drive performance over the long run: Long-term results are important to our stockholders and the Compensation Committee believes that a compensation program that rewards annual and multi-year results provides a framework for superior long-term performance.

•
The compensation program should be competitive and market-based to attract and retain senior executives: The Compensation Committee believes our executive compensation program should provide compensation at a level and using a combination of incentives that will allow us to attract, retain and reward talented individuals at every position.

•
The compensation program should responsibly balance incentives with prudent risk management: The Compensation Committee believes that responsible use of different types of incentives with appropriate goals and caps will create and foster a culture of growth that is sustainable and appropriate for us.

Role of the Compensation Consultant
Meridian provides executive compensation consulting services to the Compensation Committee. Meridian is retained by and reports directly to the Compensation Committee. Meridian is prohibited from performing any services for management outside of services needed in connection with advising the Compensation Committee. The Compensation Committee has assessed Meridian’s independence and concluded that Meridian’s work for the Compensation Committee does not raise any conflict of interest.
Role of the CEO
Our CEO provides input to the Compensation Committee on topics related to business and executive officer performance. As part of this process, our CEO reviews and makes observations regarding performance and provides additional data and detail for the Compensation Committee to consider regarding the overall compensation program and with respect to executive compensation decisions. While our CEO provides a perspective on Company performance as well as the performance of our other senior executives, the final determinations over compensation reside with the Compensation Committee.
Competitive Market Review
A key objective of our executive compensation program is to provide competitive and market-based compensation to attract and retain executive officers.  For 2019, the Compensation Committee considered market pay practices when setting executive compensation to assess the overall competitiveness and reasonableness of our executive compensation program. The Committee, however, did not target the specific compensation elements or total compensation against the market data. The Compensation Committee believes that compensation decisions are complex and require a deliberate review of a number of factors, including Company and individual performance, the executive’s experience, the scope of the role, criticality of the role to the Company, internal equity, peer compensation levels and compensation received from prior employers.
The Compensation Committee believes that our peer group should reflect the markets in which we compete for business and executive talent. Accordingly, our peer group includes equipment rental and leasing companies and distributors whose primary market is North America and whose revenue ranges from approximately $515 million to $8.4 billion. The median revenue, market capitalization and total assets of this peer group, as reported by Meridian, was $3.1 billion, $2.7 billion and $2.9 billion, respectively. The peer group used for evaluating 2019 compensation decisions consisted of the companies below, which is the same peer group that was used for evaluating 2019 compensation decisions.

Aggreko plc	H&E Equipment Services	Ritchie Bros Auctioneers Inc.
Applied Industrial Tech Inc.	KAR Auction Services Inc.	Triton International Ltd.
Ashtead Group plc	McGrath Rentcorp	United Rentals, Inc.
Beacon Roofing Supply, Inc.	Mobile Mini, Inc.	Watsco Inc.
Fastenal Company	NOW Inc.
GATX Corp.	Pool Corp.

Response to Advisory Vote on Executive Compensation
In 2019, stockholders cast an advisory vote on the compensation of our NEOs. Stockholders overwhelmingly approved our executive compensation proposal with approximately 98.4% of the votes cast in favor. In light of this high level of support, the Compensation Committee did not make any substantive changes to our executive compensation program in 2019.
Elements of Executive Compensation Program
Principal Elements of the 2019 Executive Compensation Program

Element	Type	How and Why We Pay It
Salary	Fixed Cash	- Paid throughout the year to attract and retain senior executives - Sets the baseline for bonus and certain retirement programs
Annual Cash Bonus	Performance-Based Cash
   -     Paid annually in cash to reward achievement of goals

   -     Designed to align senior executives’ interests with our stockholders’ interests, reinforce key strategic initiatives and encourage superior individual performance

Long-Term Equity	PSUs RSUs	- Granted annually - Designed to align senior executives’ interests with stockholders’ interests and drive key performance goals

We place a significant emphasis on performance-based compensation (short- and long-term) so that a substantial percentage of each NEO’s total direct target compensation is contingent on the successful achievement of our strategic goals, in accordance with our compensation philosophy. In 2019, the CEO's target compensation was comprised of 61.3% performance based compensation and all other NEO's target compensation was comprised of 54.9% performance based compensation.

We also base a significant portion of each NEO's target compensation on Company stock to further align our exectives with shareholders. In 2019, 56.5% of the CEO's target compensation was equity based and 42.8% of all other NEO's target compensation was equity based. If the share price decreases, so will the value of the equity award realized compared to the original grant value. When the stock price increases, the shareholder is rewarded, and the value of the long-term grant reflects the higher stock price.

Annual Cash Compensation
Salary
The Compensation Committee establishes NEO salaries and determines any NEO salary increases after reviewing individual performance, conducting internal compensation comparisons and reviewing competitive compensation information. It also takes into account other factors such as an individual’s experience, total mix and scope of job responsibilities versus market comparables, internal equity and time elapsed since last increase. The Compensation Committee approved salary increases for Mr. Silber, Mr. Peres and Mr. Cunningham in 2019 to reflect their strong performance.

	2019 Salary	2018 Salary	Increase
Name	($)	($)	(%)
Mr. Silber	925,000	900,000	2.8
Mr. Irion	450,000	450,000	—
Mr. Cunningham	420,000	400,000	5.0
Mr. Peres	430,000	410,000	4.9
Mr. Dressel	525,000	525,000	—
2019 Annual Cash Incentive Award Program
Our annual cash incentive award program, the Executive Incentive Compensation Plan (the “EICP”), is designed to motivate and reward executive officers for achieving short-term performance objectives. The EICP provides participants, including the NEOs, with annual cash incentive award opportunities for the achievement of pre-established performance goals that were designed by the Compensation Committee to support long-term stockholder value creation. The EICP provides target payout opportunities that are expressed as a percentage of a participant’s base salary, with potential payouts ranging from 0% to 200% of target.
The Compensation Committee generally considers the experience, responsibilities, internal pay equity, competitive market data and historical performance of each NEO when determining target awards. For 2019, the target opportunities, as a percentage of base salary, for Messrs. Peres and Cunningham were increased by 10% and 5%, respectively, to further align their compensation with the competitive market data.

	Target Award as a % of 2019 Salary	Target Award
Named Executive Officer	(%)	($)
Mr. Silber	100	925,000
Mr. Irion	75	337,500
Mr. Cunningham	75	315,000
Mr. Peres	75	322,500
Mr. Dressel	85	446,250
The annual incentive plan operates as follows:
The NEO’s target award is first multiplied by a “Corporate Performance Modifier,” which was calculated based on our achievement of a combination of financial metrics and management business objectives (“MBOs”) selected by the Compensation Committee.

The financial metrics and their 2019 weightings were Adjusted EBITDA (50%), Return on Revenue Earning Equipment (30%) and Equipment Rental Revenue Growth (20%). The Compensation Committee selected these measures as they are viewed as core drivers of our performance and long-term stockholder value creation. The financial performance goals are aligned with our annual business plan.
The MBOs could reduce the financial score by a factor of 75% or increase the score by a factor of up to 125%. The MBOs selected by the Compensation Committee for 2019 were deemed critical for the achievement of our strategic initiatives and include: (i) Safety—targets to exceed prior-year performance and industry average; (ii) Finance—efficiencies and governance; (iii) Operations—focused effort to reduce transportation costs and reduce driver turnover; (iv) Information Technology—Hardware & Operating System upgrade for RentalMan; (v) People and Culture—reduce turnover, maintain internal promotions rate, and increase engagement.
The Compensation Committee has the discretion to remove an MBO in assessing performance. The Compensation Committee did not exercise such discretion for 2019.
Financial goals the Compensation Committee set for 2019 were:

Adjusted EBITDA(1) (50% Weighting)
	Adjusted EBITDA (in millions)	Payout Percentage(2)	Adjusted EBITDA as % of Target
Threshold(3)	$697.0	50%	90%
Target	$775.0	100%	100%
Maximum(4)	$852.0	200%	110%
Actual Performance	$741.0	78.1%	95.6%

Return on Revenue Earning Equipment(1) (30% Weighting)
	Return on Revenue Earning Equipment	Payout Percentage(2)	Return on Revenue Earning Equipment as % of Target
Threshold(3)	17.8%	50%	90%
Target	19.8%	100%	100%
Maximum(4)	21.7%	200%	110%
Actual Performance	19.3%	86.8%	97.4%

Equipment Rental Revenue Growth (20% Weighting)
	Equipment Rental Revenue Growth	Payout Percentage(2)	Equipment Rental Revenue Growth as % of Target
Threshold(3)	4.1%	50%	60%
Target	6.9%	100%	100%
Maximum(4)	9.0%	200%	130%
Actual Performance	2.6%	0.0%	37.7%

(1)	Adjusted EBITDA and Return on Revenue Earning Equipment are non-GAAP financial measures. Refer to Appendix A for a reconciliation to the most directly comparable GAAP measures.

(2)	For the financial performance criteria, linear interpolation is used to determine the multiplier for results that are between the threshold and target and target and maximum performance levels.

(3)	Any performance results that are below the threshold receive a 0% multiplier.

(4)	Any performance results that equal or exceed the maximum performance level are capped at the 200% multiplier.

The Compensation Committee reviewed our performance against the established performance criteria and determined that (i) the Company’s achievement of the 2019 financial metrics yielded a score of 65.1% for the Corporate Performance Modifier, and (ii) the Compensation Committee assessed the Company’s and management’s overall achievement of the MBOs and approved an aggregate modifier of 115.0% based on the combined level of achievement of all the MBOs, which increased the overall score to 74.9%. In determining the payouts, the Compensation Committee considered the Company’s and management’s performance against the pre-established financial and MBO goals as well as our overall performance, including the year-over-year increase in the Company’s stock price at December 31, 2019. The Compensation Committee considered, in particular, that the 2019 performance goals selected for the EICP were designed to support long-term stockholder value creation and the Compensation Committee intended to motivate performance and actions that were supportive of the long-term performance of the Company.
The Compensation Committee may adjust each NEO’s EICP award based on its evaluation of the the NEO's individual performance ("Individual Performance Modifier"), which adjustment may range from 0-150%.  In evaluating the appropriate Individual Performance Modifier, the Compensation Committee considered various qualitative factors, such as the NEO’s:

•	performance in his or her principal area of responsibility;

•	degree of success in leading the Company to meet its strategic objectives; and

•	championing of the values and competencies that are important to our success.

The Compensation Committee did not assign relative weights to any individual factors.  Based on its assessment of individual performance and taking into account the recommendations of the CEO for each of the other NEOs, the Compensation Committee approved Personal Performance Modifiers ranging from 100% to 120%. Each NEO’s 2019 EICP award is reflected as “Non-Equity Incentive Plan Compensation” in the 2019 Summary Compensation Table.

Long‑Term Equity Incentives
Long-term equity incentive compensation comprises a significant portion of the total compensation paid to our senior executives and is deemed by the Compensation Committee to be critical to aligning our NEO’s compensation with long-term shareholder value creation. Consistent with our compensation philosophy, our equity incentive program is more heavily weighted toward performance based awards. Performance share units ("PSUs") comprise 70% of the annual equity award and restricted stock units ("RSUs") comprise 30% of the award.
Summary of 2019 Annual Award Structure
In February 2019, the Compensation Committee awarded long-term equity incentive compensation under the Herc Holdings Inc. 2018 Omnibus Incentive Plan (as amended to date, the “2018 Omnibus Plan”). The Compensation Committee has the flexibility to make equity awards based on our common stock, including time- and performance-based awards of RSUs, PSUs, stock options, stock appreciation rights, restricted stock and deferred stock units.
In determining the target value of the awards, the Compensation Committee considered the competitive pay practices at companies within the peer group and individual performance. For PSUs, the target vesting level was designed to be achievable with significant effort and strong Company performance, while vesting at the maximum level was designed to be difficult to achieve.
For 2019, the Committee selected average return on invested capital (“Average ROIC”) as the performance measure for PSUs because it is one of the primary metrics used to analyze investment decisions, measuring both profitability and capital efficiency. PSUs will vest at the end of the three-year performance period and the NEO will earn a number of shares based upon achievement of the Average ROIC during the performance period. RSUs vest ratably over a three-year period following the grant date.
For more information about the 2019 PSU and RSU awards, see the “2019 Grants of Plan-Based Awards” table below.

2017 PSUs
In order to more closely align our performance with the equipment rental industry, the Compensation Committee established the performance metric for 2017-2019 PSUs based on Average ROIC.

3-Year Average ROIC(1)
	ROIC	Payout Percentage	as a % of Target
Threshold	5.2%	50%	82%
Target	6.3%	100%	100%
Maximum	7.4%	200%	118%
Actual Performance	6.9%	152.9%	109.5%

(1)	Average ROIC is a financial performance measure. Refer to Appendix A for a calculation of Average ROIC for the performance period.
For the 2017-2019 performance period, the Average ROIC attained was 6.9%, resulting in participants earning 152.9% of target. The following table shows the target PSUs granted and PSUs earned.

Named Executive Officer	Target Granted PSUs (#)	2017–2019 Performance PSUs Earned (#)
Mr. Silber	33,313	50,936
Mr. Dressel	10,863	16,610
Mr. Cunningham	5,287	8,084
Mr. Peres(1)	4,587	7,014

(1)	Mr. Peres' grant was made in September 2017 upon hire and will vest on the third anniversary of the grant date based on the same metrics as the other NEOs.

Other Compensation Elements
Retirement Programs
We maintain a qualified defined contribution plan in which our NEOs are eligible to participate on the same basis as other eligible employees. In addition, we maintain non-qualified retirement plans. As of December 31, 2019, certain of our NEOs participated in Herc Rentals Supplemental Income Savings Plan (the "Supplemental Plan"), a non-qualified deferred compensation plan and none of our NEOs participated in any defined benefit plan.
Perquisite Policy
We provide perquisites and other personal benefits to our senior management that the Compensation Committee believes are reasonable and consistent with our overall compensation program. These perquisites consist of (i) a Company-provided vehicle, (ii) tax and financial planning with a value of up to $7,500 annually and (iii) executive medical benefits providing for a comprehensive physical examination and related services with value of up to $6,000 annually.
We use leased corporate aircraft for the purpose of encouraging and facilitating business travel by our CEO, other senior executives authorized by our CEO, and directors, generally for travel in the United States and, less frequently, Canada. In addition, the Compensation Committee has authorized our CEO to use our leased corporate aircraft for personal air travel, up to a maximum annual value of $100,000. The Compensation Committee periodically reviews our perquisite policies.
Severance and Change in Control Policy
We maintain a severance and change in control policy (the “Severance Policy”) for our senior executives. In adopting the Severance Policy, it was the intention of the Compensation Committee to provide senior executives with severance arrangements that they would view as appropriate in light of their existing arrangements, while at the same time considering the terms of arrangements provided by peer companies. The Severance Policy and the treatment of equity awards upon a termination of employment or a change in control are described below under “Potential Payments Upon a Termination or a Change in Control.”
Separation Agreement
Mr. Dressel terminated his employment with the Company effective on December 31, 2019. His termination was treated as "other than cause or voluntary resignation" in accordance with the terms of his offer later dated June 11, 2015. Further information on the severance benefits Mr. Dressel received are set forth in the "Potential Payments Upon Termination or Change in Control" section below.
Policies and Practices for Recovering Bonuses in the Event of a Restatement
We maintain a clawback policy to promote responsible risk management and to help ensure that the incentives of management are aligned with those of our stockholders. The clawback policy applies to all of our employees who are at the director level and above, including the NEOs, and covers:

•	all annual incentives;

•	long-term incentives;

•	equity-based awards; and

•	other performance-based compensation arrangements.
The policy provides that a repayment obligation is triggered if the Compensation Committee determines that the employee’s gross negligence, fraud or willful misconduct caused or contributed to the need for a restatement of our financial statements within three years of the issuance of such financial statements. In addition, our equity award agreements include clawback provisions.
Stock Ownership Guidelines and Hedging Policy
Stock Ownership Guidelines
We have established stock ownership guidelines for senior executives and non-employee directors. The guidelines require the following target ownership levels:

•	Equity equal to five times base salary for our CEO;

•	Equity equal to three times base salary for our CFO and senior vice presidents;

•	Equity equal to one times base salary for our other senior executives; and

•	Equity equal to five times the annual cash retainer for non-employee directors.
Senior executives and non-employee directors have five years to reach the target ownership levels. The value of unvested RSUs and the value of unvested PSUs (at target) are counted toward the target ownership level even if the service requirement has not been met. Non-employee directors are permitted to count towards the target ownership levels shares owned outright and the value of phantom shares. Each NEO and non-employee director is in compliance with the stock ownership guidelines.
Pledging and Hedging Policy
We prohibit employees and directors from entering into any type of arrangement, contract or transaction that has the effect of hedging the value of our common stock. Directors and officers subject to Section 16 of the Securities Exchange Act of 1934 are also prohibited from pledging our common stock and other employees are strongly discouraged from doing so.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement and, based on such review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

THE COMPENSATION COMMITTEE
Mary Pat Salomone (Chair)
Herbert L. Henkel
Michael A. Kelly
Louis J. Pastor

EXECUTIVE COMPENSATION
2019 SUMMARY COMPENSATION TABLE

		Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Lawrence H. Silber	2019	908,173	—	2,400,060	—	692,825	182,209	4,183,267
Chief Executive Officer	2018	850,962	—	2,400,096	—	1,419,300	157,405	4,827,763
	2017	840,384	—	2,300,024	—	924,800	112,606	4,177,814
Mark H. Irion	2019	450,000	—	800,047	—	278,066	35,880	1,563,993
Chief Financial Officer	2018	216,346	40,000	1,700,068	—	292,731	17,106	2,266,251
Christian J. Cunningham	2019	416,539	—	450,024	—	271,325	37,268	1,175,156
Chief Human Resources Officer	2018	387,058	—	415,087	—	551,950	39,620	1,393,715
	2017	365,000	—	365,037	—	274,013	35,164	1,039,214
Tamir Peres	2019	426,538	—	400,044	—	289,863	42,809	1,159,254
Chief Information Officer	2018	399,231	—	300,016	—	525,338	37,350	1,261,935
James Bruce Dressel	2019	525,000	—	2,006,288	143,908	334,241	1,095,200	4,104,637
Former Chief Operating Officer	2018	511,058	—	800,040	—	774,110	36,535	2,121,743
	2017	500,000	—	749,985	—	530,400	32,741	1,813,126

(1)
The amounts reported in this column represent (i) the grant date fair value of RSUs and PSUs granted in the applicable year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). The amounts included in 2019 for the PSUs are calculated based on the closing stock price and the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the 2019 PSUs, calculated as 200% of target, the maximum value of these awards at the grant date would be as follows: Mr. Silber—$3,360,043; Mr. Irion—$1,120,042; Mr. Cunningham—$630,034; Mr. Peres—$560,021; and Mr. Dressel—$1,260,067. See Note 13 to the Audited Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 (the “Audited Financial Statements”) for a discussion of the relevant assumptions used in calculating these amounts.

(2)
The amounts reported in this column represent the incremental fair value associated with modifications to the vesting terms of certain outstanding stock option awards in connection with the termination of Mr. Dressel's employment, calculated in accordance with FASB ASC Topic 718. See Note 13 to the Audited Financial Statements for a discussion of the relevant assumptions used in calculating these amounts.

(3)	The amounts reported for 2019 represent the NEOs’ 2019 EICP awards.
(4)    Represents the following for 2019:

Name	Personal Use of Car ($)(a)	Life Insurance Premiums ($)	Executive Health Premiums ($)(b)	Company 401(k) Matching Contribution and Deferred Compensation Contributions ($)	Tax & Financial Planning ($)	Personal Aircraft Usage ($)(c)	Separation Benefits ($)(d)	Total Perquisites and Other Compensation ($)
Mr. Silber	10,688	2,218	6,000	93,099	7,500	62,704	N/A	182,209
Mr. Irion	13,250	540	6,000	8,615	7,475	N/A	N/A	35,880
Mr. Cunningham	5,600	899	6,000	24,769	—	N/A	N/A	37,268
Mr. Peres	11,269	448	6,000	25,092	—	N/A	N/A	42,809
Mr. Dressel	—	1,003	6,000	51,964	7,500	N/A	1,028,733	1,095,200

(a)	This amount reflects the cost of depreciation and interest, if applicable, for company-provided cars.

(b)
Our NEOs are eligible to receive $6,000 per year for executive medical benefits, including Company-paid physicals. For healthcare privacy reasons, we have assigned the maximum benefit to each NEO even if such NEO did not utilize such benefits during 2019.

(c)
The CEO is eligible for personal use of corporate aircraft. Occasionally, a spouse or other guest may accompany the CEO on corporate aircraft when the aircraft is already scheduled for business purposes and can accommodate additional passengers. In those cases, there is no aggregate incremental cost to the Company, and as a result, no amount is included in this column for those flights.

(d)
This amount was received by Mr. Dressel in connection with his separation effective December 31, 2019, and consists of a cash separation benefit of separation ($971,250), unpaid vacation ($20,192), health and welfare benefits for 12 months ($12,291), and outplacement services ($25,000).

2019 GRANTS OF PLAN-BASED AWARDS
The following table shows all plan-based awards granted to the NEOs during 2019. This table is supplemental to the Summary Compensation Table and is intended to complement the disclosure of equity awards and grants made under non-equity incentive plans in the Summary Compensation Table.

		Estimated possible payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All Other Stock Awards (#)	All Other Option Awards (#)	Exercise Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock Awards(1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Lawrence H. Silber
EICP(2)	—	462,500	925,000	1,850,000	—	—	—	—	—	—	—
RSUs(3)	02/26/19	—	—	—	—	—	—	17,648	—	—	720,038
PSUs(4)	02/26/19	—	—	—	20,589	41,177	82,354	—	—	—	1,680,022
Mark H. Irion
EICP(2)	—	168,750	337,500	675,000	—	—	—	—	—	—	—
RSUs(3)	02/26/19	—	—	—	—	—	—	5,883	—	—	240,026
PSUs(4)	02/26/19	—	—	—	6,863	13,726	27,452	—	—	—	560,021
Christian J. Cunningham
EICP(2)	—	157,500	315,000	630,000	—	—	—	—	—	—	—
RSUs(3)	02/26/19	—	—	—	—	—	—	3,309	—	—	135,007
PSUs(4)	02/26/19	—	—	—	3,861	7,721	15,442	—	—	—	315,017
Tamir Peres
EICP(2)	—	161,250	322,500	645,000	—	—	—	—	—	—	—
RSUs(3)	02/26/19	—	—	—	—	—	—	2,942	—	—	120,034
PSUs(4)	02/26/19	—	—	—	3,432	6,863	13,726	—	—	—	280,010
James Bruce Dressel
EICP(2)	—	223,125	446,250	892,500	—	—	—	—	—	—	—
RSUs(3)	02/26/19	—	—	—	—	—	—	6,618	—	—	270,014
PSUs(4)	02/26/19	—	—	—	7,721	15,442	30,884	—	—	—	630,034

(1)
The amounts reported represent the grant date fair value associated with the 2019 grants of RSUs and PSUs, as computed in accordance with FASB ASC Topic 718. In the case of the PSUs, the grant date fair value is calculated based on the closing stock price on the date of grant and the probable satisfaction of the performance conditions for such awards as of the date of grant. See Note 13 to the Audited Financial Statements for a discussion of the relevant assumptions used in calculating these amounts.

(2)
These amounts represent threshold, target and maximum cash award levels for the EICP award. The amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(3)
Represents annual RSU awards granted under the 2018 Omnibus Plan. RSUs generally vest in one-third annual installments on each anniversary of the grant date, subject to continued employment through the applicable vesting date.

(4)
Represents the threshold, target and maximum PSUs granted under the 2018 Omnibus Plan. The PSUs generally vest upon the completion of a three-year performance period. The receipt of the shares subject to the award is subject to achievement of the performance goals as certified by the Compensation Committee, and continued employment. Please see the Compensation Discussion and Analysis for further information regarding the 2019 PSU awards.

2019 OUTSTANDING EQUITY AWARDS AT YEAR-END

	Option Awards				Stock Awards
	Number of securities underlying unexercised options Exercisable	Number of securities underlying unexercised options Unexercisable		Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested (1)		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (1)
Name	(#)	(#)		($)		(#)	($)		(#)		($)
Lawrence H. Silber	26,714	—	(2)	58.76	6/1/2025	33,313	1,630,338	(4)	—		—
	52,632	17,544	(3)	33.19	8/18/2023	—	—		24,149	(5)	1,181,852
	—	—		—	—	—	—		1,375	(5)	67,293
	—	—		—	—	—	—		41,177	(6)	2,015,202
	—	—		—	—	14,277	698,716	(7)	—		—
	—	—		—	—	6,395	312,971	(8)	—		—
	—	—		—	—	395	19,331	(9)	—		—
	—	—		—	—	17,648	863,693	(10)	—		—
Mark Irion	—	—		—	—	—	—		9,016	(5)	441,243
	—	—		—	—	—	—		13,726	(6)	671,750
	—	—		—	—	2,589	126,706	(11)	—		—
	—	—		—	—	12,328	603,332	(11)	—		—
	—	—		—	—	5,883	287,914	(10)	—		—
Christian J. Cunningham	6,607	—		70.14	2/17/2025	5,287	258,746	(4)	—		—
	13,421	4,474		33.19	8/18/2023	—	—		4,358	(5)	213,281
	—	—		—	—	—	—		7,721	(6)	377,866
	—	—		—	—	2,266	110,898	(7)	—		—
	—	—		—	—	1,252	61,273	(8)	—		—
	—	—		—	—	3,309	161,942	(10)	—		—
Tamir Peres	—	—		—	—	4,587	224,488	(4)	—		—
	—	—		—	—	—	—		3,150	(5)	154,161
	—	—		—	—	—	—		6,863	(6)	335,875
	—	—		—	—	1,966	96,216	(12)	—		—
	—	—		—	—	905	44,291	(8)	—		—
	—	—		—	—	2,942	143,981	(10)	—		—
James Bruce Dressel	15,353	—	(2)	52.49	12/31/2020	10,863	531,635	(4)	—		—
	42,032	—	(3)	33.19	12/31/2020	—	—		—		—

(1)	These values are based on the closing market price of our common stock on December 31, 2019 of $48.94.

(2)	These options were awarded in 2015 and are fully vested.

(3)	Represents stock options granted in connection with the Spin-Off. These options vest 25% on each anniversary of the date of grant, subject to continued employment.

(4)
Represents PSUs that are scheduled to vest on March 16, 2020 based on our Average ROIC performance over the 2017–2019 performance period. The amounts reported in this column are based on achieving target vesting levels.

(5)
Represents PSUs that are scheduled to vest on March 1, 2021 based on our Average ROIC performance over the 2018–2020 performance period. The amounts reported in this column are based on achieving target vesting levels.

(6)
Represents PSUs that are scheduled to vest on February 26, 2022 based on our Average ROIC performance over the 2019–2021 performance period. The amounts reported in this column are based on achieving target vesting levels.

(7)	These RSUs vest on March 16, 2020.

(8)	These RSUs vest in one-third installments on each anniversary of March 1, 2018.

(9)	Represents RSUs granted to Mr. Silber, which vest in one-third installments on each anniversary of August 16, 2018, subject to continued employment through the applicable vesting date.

(10)	These RSUs vest in one-third installments on each anniversary of February 26, 2019.
(11) These RSUs vest in one-third installments on each anniversary of the June 25, 2018 grant date, subject to continued employment through the applicable vesting date.

(12)	Represents RSUs granted to Mr. Peres, which vest on September 19, 2020, subject to continued employment through the vesting date.

2019 OPTION EXERCISES AND STOCK VESTED
The following table sets forth the details of stock awards that vested and stock options exercised in 2019.

	Option Awards		Stock Awards
	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
Name	(#)	($)	(#)	($)
Lawrence H. Silber	—	—	23,746	1,067,685
Mark H. Irion	—	—	7,347	321,872
Christian J. Cunningham	—	—	20,573	881,296
Tamir Peres	—	—	5,905	266,872
James Bruce Dressel	—	—	59,437	2,665,846

2019 NONQUALIFIED DEFERRED COMPENSATION TABLE
The following table sets forth the details of a nonqualified deferred compensation plan in which certain of our NEOs participated during 2019.

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at FYE
Name	($)	($)	($)	($)	($)(1)
Lawrence H. Silber	102,374	81,995	77,967	—	538,589
Mark H. Irion	—	—	—	—	—
Christian J. Cunningham	16,961	13,569	14,725	—	93,335
Tamir Peres	17,365	13,892	637	—	49,864
James Bruce Dressel	50,956	40,764	20,614	—	146,679

(1)
Amounts in this column include the following amounts that were previously reported in the Summary Compensation Table as compensation: Mr. Silber—$124,820; Mr. Dressel—$16,562; Mr. Cunningham—$22,619 and Mr. Peres—$8,384.

We offer our employees, including the NEOs, participation in a defined contribution plan. Under our qualified 401(k) savings plan (the “401(k) Plan”) participants are eligible to receive a matching employer contribution to their 401(k) Plan account equal to (i) 100% of employee contributions (up to 3% of compensation) and (ii) 50% of employee contributions (up to the next 2% of compensation), with the total amount of such matching employer contribution to be completely vested, subject to applicable limits under the Code on compensation that may be taken into account.
We also maintain the Supplemental Plan. The Supplemental Plan allows eligible employees, including the NEOs, to defer part of their compensation. The Supplemental Plan is a deferred compensation plan that provides benefits that cannot be provided in the 401(k) Plan due to Code limitations on compensation. For any deferral elections, we match an amount generally equal to (i) 100% of employee contributions (up to 3% of the compensation that cannot be taken into account under the 401(k) Plan) and (ii) 50% of employee contributions (up to the next 2% of compensation that cannot be taken into account under the 401(k) Plan). The match under the Supplemental Plan is in addition to the match under the 401(k) Plan. The total match that any participant may receive under the 401(k) Plan and the Supplemental Plan (other than with respect to transition credits) may not exceed the maximum 4% match. Accounts under the Supplemental Plan may be invested in a variety of mutual funds and are distributed upon a separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Severance Policy

We maintain a severance and change in control policy (the “Severance Policy”) that provides senior executives, including the NEOs, with the following severance and change in control benefits: (i) for an involuntary termination of employment, the CEO will be entitled to severance calculated as two times the CEO’s base salary and target bonus and each other NEO will be entitled to severance equal to the NEO’s base salary and target bonus, and (ii) upon a change in control and a qualifying termination of employment (a “double trigger” provision), the CEO will be entitled to severance calculated as two-and-one-half times the Chief Executive Officer’s base salary and target bonus and each other NEO will be entitled to severance calculated as two times the NEO’s base salary and target bonus. Health and welfare benefits will be provided for the number of years equivalent to the multiples indicated, on the same basis as active employees. The Severance Policy does not contain tax gross-up provisions on any golden parachute excise taxes. These severance payments and benefits under the Severance Policy are in lieu of any severance payments or benefits otherwise due in these circumstances under any previous agreement, offer letter or policy.
Equity Awards

Our equity awards provide for accelerated or pro rata vesting upon a termination due to death or disability and pro rata vesting upon a termination due to retirement or involuntary termination without cause. The equity awards also provide that, if the awards are not honored or assumed or new rights submitted therefore in connection with a change in control, then certain of the awards will vest upon the change in control and others will vest upon a termination after the change in control, with the PSUs vesting at target.
The following tables outline the value of payments and benefits that each NEO would receive under the various termination scenarios described as if (i) the termination occurred on December 31, 2019; (ii) all stock awards that vest were paid out at $48.94, the closing price of our common stock on December 31, 2019; (iii) for the applicable change in control, the termination occurred following the change in control (“double trigger”); and (iv) the Compensation Committee took no further actions for any given award except as set forth under the applicable plan. In addition, the participant’s 401(k) Plan and Supplemental Plan amounts are excluded from the tables below. Although the tables below reflect vesting of certain equity upon a change in control, beginning with the 2017 grants, equity awards are subject to double trigger provisions.
Lawrence H. Silber

	Termination for Cause	Termination Without Cause	Termination by reason of Retirement	Termination by reason of Death, Disability	Termination following a Change in Control	Change in Control
Benefit	($)	($)	($)	($)	($)	($)
Severance Payment	$—	$3,700,000	$—	$—	$4,625,000	$—
Continued Benefits(1)	—	20,307	—	—	36,199	—
Outplacement	—	25,000	—	—	25,000	—
Payment for Outstanding Stock Options(2)	—	—	—	276,318	—	276,318
Payment for Outstanding RSUs(2)	—	1,096,403	—	1,921,139	1,921,139	—
Payment for Outstanding PSUs(2)	—	2,806,416	—	2,806,416	4,984,685	—
Total	$—	$7,648,126	$—	$5,003,873	$11,592,023	$276,318

(1)
Under the terms of the Severance Policy, health and welfare benefit continuation will be provided for two years for a termination without cause and 30 months for a qualifying termination of employment following a change in control.

(2)
Represents the incremental vesting value of outstanding awards, which vest in the event of the specified termination event in accordance with the terms of Mr. Silber’s offer letter with respect to a termination without cause and in accordance with the equity award agreements with respect to the other termination scenarios, with PSUs vesting at target in the change in control scenarios.

Mark Irion

	Termination for Cause	Termination Without Cause	Termination by reason of Retirement	Termination by reason of Death, Disability	Termination following a Change in Control	Change in Control
Benefit	($)	($)	($)	($)	($)	($)
Severance Payment	$—	$787,500	$—	$—	$1,575,000	$—
Continued Benefits(1)	—	4,900	—	—	10,344	—
Outplacement	—	25,000	—	—	25,000	—
Payment for Outstanding RSUs(2)	—	445,011	—	1,017,952	1,017,952	—
Payment for Outstanding PSUs(2)	—	407,230	—	407,230	1,112,993	—
Total	$—	$1,669,641	$—	$1,425,182	$3,741,289	$—

(1)
Under the terms of the Severance Policy, health and welfare benefit continuation will be provided for one year for a termination without cause and two years for a qualifying termination of employment following a change in control.

(2)
Represents the incremental vesting value of outstanding awards, which vest in the event of the specified termination event in accordance with the terms of Mr. Irion’s equity award agreements, with PSUs vesting at target in the change in control scenarios.

Christian J. Cunningham

	Termination for Cause	Termination Without Cause	Termination by reason of Retirement	Termination by reason of Death, Disability	Termination following a Change in Control	Change in Control
Benefit	($)	($)	($)	($)	($)	($)
Severance Payment	$—	$735,000	$—	$—	$1,470,000	$—
Continued Benefits(1)	—	12,985	—	—	27,216	—
Outplacement	—	25,000	—	—	25,000	—
Payment for Outstanding Stock Options(2)	—	23,499	—	70,466	—	70,466
Payment for Outstanding RSUs(2)	—	184,063	—	334,113	334,113	—
Payment for Outstanding PSUs(2)	—	472,466	—	472,466	849,893	—
Total	$—	$1,453,013	$—	$877,045	$2,706,222	$70,466

(1)
Under the terms of the Severance Policy, health and welfare benefit continuation will be provided for one year for a termination without cause and two years for a qualifying termination of employment following a change in control.

(2)
Represents the incremental vesting value of outstanding awards, which vest in the event of the specified termination event in accordance with the terms of Mr. Cunningham's offer letter with respect to a termination without cause and in accordance with the equity award agreements with respect to the other termination scenarios, with PSUs vesting at target in the change in control scenarios.

Tamir Peres

	Termination for Cause	Termination Without Cause	Termination by reason of Retirement	Termination by reason of Death, Disability	Termination following a Change in Control	Change in Control
Benefit	($)	($)	($)	($)	($)	($)
Severance Payment	$—	$752,500	$—	$—	$1,505,000	$—
Continued Benefits(1)	—	12,278	—	—	25,964	—
Outplacement	—	25,000	—	—	25,000	—
Payment for Outstanding RSUs(2)	—	140,311	—	284,488	284,488	—
Payment for Outstanding PSUs(2)	—	355,844	—	355,844	714,524	—
Total	$—	$1,285,933	$—	$640,332	$2,554,976	$—

(1)
Under the terms of the Severance Policy, health and welfare benefit continuation will be provided for one year for a termination without cause and two years for a qualifying termination of employment following a change in control.

(2)
Represents the incremental vesting value of outstanding awards, which vest in the event of the specified termination event in accordance with the terms of Mr. Peres’ equity award agreements, with PSUs vesting at target in the change in control scenarios.

James Bruce Dressel

	Termination for Cause	Termination Without Cause	Termination by reason of Retirement	Termination by reason of Death, Disability	Termination following a Change in Control	Change in Control
Benefit	($)	($)	($)	($)	($)	($)
Severance Payment	$—	$971,250	$—	$—	$—	$—
Continued Benefits(1)	—	12,291	—	—	—	—
Outplacement	—	25,000	—	—	—	—
Payment for Outstanding Stock Options(2)	—	143,908	—	—	—	—
Payment for Outstanding RSUs(2)	—	450,640	—	—	—	—
Payment for Outstanding PSUs(2)	—	655,600	—	—	—	—
Total	$—	$2,258,689	$—	$—	$—	$—

(1)	Health and welfare benefit continuation will be provided for one year.

(2)	Represents the incremental vesting value of outstanding awards that vested in connection with the termination of Mr. Dressel's employment on December 31, 2019.
PAY RATIO DISCLOSURE
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Silber, our CEO.  Consistent with our executive officer compensation program, our broad-based compensation program is designed to be competitive in terms of both the position and the geographic area in which the employee is located.  Accordingly, our pay structures vary amongst employees based on position and geographic location, with significant consideration given to competitive market practices.
Ratio
For 2019,
•The median of the annual total compensation of all of our employees, other than Mr. Silber, was $89,161.

•
Mr. Silber’s annual total compensation was $4,194,842, which is the amount reported in the “Total” column of the 2019 Summary Compensation Table with the addition of our contributions to broad-based health and welfare programs.

•	Based on this information, the ratio of the annual total compensation of Mr. Silber to the median of the annual total compensation of all employees was estimated to be 47 to 1.
Identification of Median Employee
As permitted under the SEC executive compensation disclosure rules, we are electing to use the same median employee that we used for purposes of preparing our 2017 and 2018 pay ratio disclosure. Since November 27, 2017 (the date used to select the 2017 median employee), there have been no changes to our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. Accordingly, we selected November 27, 2017 as the date on which to determine our median employee.  As of that date, we had approximately 5,080 employees. We excluded all of our employees from Saudi Arabia (166) and the United Kingdom (14) under the De Minimis Exemption. The excluded population of employees totaled 3.5% of our entire employee population. After taking into account the De Minimis Exemption, approximately 4,105 employees in the United States and 793 employees located outside of the United States were considered for identifying the median employee.
For purposes of identifying the median employee, we chose 2017 total earnings, as compiled from our payroll records, as our consistently applied compensation measure.  Earnings were annualized only for employees who were hired in 2017. For purposes of this disclosure, any compensation paid in foreign currencies was converted to U.S. dollars based on a monthly average exchange rate for the relevant period.
Using this methodology, we determined that our median employee was a full-time employee working in the United States.  In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the Summary Compensation Table with respect to each of the NEOs, with the addition of our contribution to broad-based health and welfare programs.

DIRECTOR COMPENSATION
The Board believes that a significant portion of non-employee director compensation should align director interests with the interests of our stockholders. The Board has approved the Herc Holdings Inc. Directors Compensation Policy, pursuant to which our non-employee directors are entitled to the following compensation:

Board/Committee	Non- Employee Director Compensation
Board	• Annual Cash Retainer:			$80,000
	• Annual RSU Grant:			$105,000
Audit	• Annual Chair Fee:	$20,000	• Annual Member Fee:	$10,000
Compensation	• Annual Chair Fee:	$15,000	• Annual Member Fee:	$7,500
Nominating and Governance	• Annual Chair Fee:	$10,000	• Annual Member Fee:	$5,000
Finance	• Annual Chair Fee:	$10,000	• Annual Member Fee:	$5,000

•	The Chairman of the Board is entitled to receive an additional annual fee of $130,000, payable in the form of shares of our common stock.

•
The RSUs are granted to directors after the annual stockholder meeting and have a fair market value equivalent to the dollar amount noted above on the date of grant. Provided the director is still serving on our Board, these RSUs vest on the business day immediately preceding the next annual meeting of stockholders. These RSUs also vest in full upon such director’s death or disability or a change in control of the Company.

•
Directors may elect to receive Company stock in lieu of cash. Also, directors may elect to defer their equity and cash compensation into phantom stock units that vest after the director leaves the Board (or earlier in the event of a change in control); provided that if a director’s equity compensation is deferred, the vesting period otherwise applicable to the RSUs is not changed.

•	Occasionally, the Compensation Committee may grant off-cycle equity awards to non-employee directors to reward them for additional significant time on Board matters.

•	Effective May 2019, the annual cash retainer for the Board was increased from $70,000 to $80,000 and the annual equity award was increased from $100,000 to $105,000.
Our Nominating and Governance Committee is responsible for reviewing and determining the form and amount of our non-employee director compensation from time to time, which is then recommended to our Board for approval.

2019 Non-Employee Director Compensation Table
For the year ended December 31, 2019, our non-employee directors who served in this capacity on December 31, 2019 received the following compensation:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Herbert L. Henkel	94,198	235,071	—	329,269
James H. Browning	101,667	105,028	—	206,695
Patrick D. Campbell	96,667	105,028	—	201,695
Jonathan Frates(3)	42,500	78,780	—	121,280
Nicholas F. Graziano	80,029	105,028	—	185,057
Jean K. Holley	91,666	105,028	—	196,694
Jacob M. Katz	91,666	105,028	—	196,694
Michael A. Kelly	89,167	105,028	—	194,195
Louis J. Pastor	89,167	105,028	—	194,195
Mary Pat Salomone	96,667	105,028	—	201,695

(1)
Messrs. Henkel elected to defer all of his cash compensation and Mr. Graziano elected to defer 50% of his cash compensation into phantom stock units pursuant to the Directors Compensation Policy, as described above.

(2)
In 2019, each non-employee director was granted an award of RSUs that will vest on the day immediately preceding the 2020 Annual Meeting of Stockholders. Mr. Henkel, Mr. Browning, Mr. Campbell, Mr. Frates, Mr. Graziano, Ms. Holley, Mr. Katz, and Ms. Salomone elected to defer their 2019 equity compensation into phantom stock units pursuant to the Directors Compensation Policy described above. The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 13 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the relevant assumptions used in calculating these amounts. As of December 31, 2019, each non-employee director had the following number of RSUs and phantom stock units outstanding with respect to the Company’s equity: Mr. Henkel, 31,132 phantom stock units; Mr. Browning, 4,838 phantom stock units; Mr. Campbell, 2,578 phantom stock units; Mr. Frates, 2,000 phantom stock units; Mr. Graziano, 5,662 phantom stock units; Ms. Holley, 4,282 phantom stock units; Mr. Katz, 2,578 phantom stock units; Mr. Kelly, 2,578 RSUs; Mr. Pastor, 2,578 RSUs; and Ms. Salomone, 9,399 phantom stock units.

(3)	Mr. Frates was appointed to our Board in August 2019.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020
Our Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020. Our Audit Committee believes that PricewaterhouseCoopers LLP is well-qualified.
We are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as a matter of good corporate practice. The Audit Committee will consider, but is not obligated to abide by, the outcome of this vote in determining whether to engage PricewaterhouseCoopers LLP for all of 2020 or another independent registered public accounting firm without submitting the matter to our stockholders. Further, even if stockholders ratify this selection, the Audit Committee may select a different independent registered public accounting firm at any time if, in the Audit Committee’s sole discretion, the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.
A representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.
The Board and the Audit Committee unanimously recommend
a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020.

AUDITOR INFORMATION
Independent Registered Public Accounting Firm Fees
The amounts in the table below reflect the amounts paid to PricewaterhouseCoopers LLP, our independent registered public accounting firm, for services during 2019 and 2018.

	2019	2018
Audit fees(1)	$4,615,218	$4,068,222
Audit-related fees	—	—
Tax fees(2)	—	64,375
All other fees(3)	—	203,854
Total	$4,615,218	$4,336,451
(1) In 2019 and 2018, audit fees were for services billed for each of the fiscal years for professional services rendered in connection with the audit of our annual financial statements, reviews of the financial statements included in our Quarterly Reports on Form 10-Q, attestation of the effectiveness of our internal controls over financial reporting, and providing comfort letters in connection with our financing transactions.
(2) Fees related to our tax compliance.
(3) Fees related to due diligence services provided in connection with strategic matters.
Audit Committee Pre-Approval Policy
Our Audit Committee’s charter requires the Audit Committee to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm; however, the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee (up to a limit of $100,000 during the period between Audit Committee meetings), who must then provide a report to the full Audit Committee at its next scheduled meeting. All audit and non-audit services were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed with management of the Company and PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm for the Company, the audited financial statements of the Company for the fiscal year ended December 31, 2019 (the “Audited Financial Statements”).
The Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit Committee has reviewed and discussed with management, PwC and the internal auditor, the effectiveness of the Company’s internal control over financial reporting, management’s assessment thereof, and PwC’s report on the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has: (i) considered whether non-audit services provided by PwC are compatible with its independence; (ii) received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence; and (iii) discussed with PwC its independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.
THE AUDIT COMMITTEE

James H. Browning, Chair
Patrick D. Campbell
Jean K. Holley
Jacob M. Katz

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS, DIRECTORS AND OFFICERS
The following table sets forth information as of March 16, 2020, unless another date is specified below, with respect to the ownership of our common stock by:

•	each person known by the Company to own beneficially more than 5% of our common stock;

•	each of the directors and director nominees of the Company;

•	each of the NEOs; and

•	all of the Company’s directors and executive officers as a group.
As of March 16, 2020, there were 29,064,268 shares of our common stock outstanding.
Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent %
GAMCO Investors, Inc.(1)	4,944,397	17.0%
Carl C. Icahn(2)	4,494,789	15.5%
The Vanguard Group(3)	2,556,310	8.8%
Blackrock, Inc.(4)	1,983,195	6.8%
Named Executive Officers(5)
Lawrence H. Silber	175,637	*
James Bruce Dressel	121,858	*
Christian Cunningham	50,710	*
Mark. H. Irion	8,757	*
Tamir Peres	9,405	*
Directors and Director Nominees (excluding Mr. Silber)(6)
Herbert L. Henkel	51,132	*
James H. Browning	11,899	*
Patrick D. Campbell	9,399	*
Jonathan Frates	2,000	*
Nicholas F. Graziano	5,909	*
Jean K. Holley	7,724	*
Jacob M. Katz	6,324	*
Michael A. Kelly	9,399	*
Andrew N. Langham	—	*
Louis J. Pastor	9,399	*
Mary Pat Salomone(7)	9,831	*
All directors and executive officers as a group (19 persons)	508,960	1.8%
* Less than 1%

(1)
Based on Amendment No. 16 to Schedule 13D filed on November 18, 2019 by GAMCO Investors, Inc., which disclosed that Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer beneficially owned 4,944,397 shares of common stock as of November 15, 2020, as follows: (i) GAMCO Asset Management Inc. beneficially owned 3,559,094 shares of common stock; (ii) Gabelli Funds, LLC beneficially owned 1,340,553 shares of common stock; (iii) Mario J. Gabelli beneficially owned 1,000 shares of common stock; (iv) Teton Advisors, Inc. beneficially owned 13,000 shares of common stock; (v) GGCP,

Inc. beneficially owned 2,000 shares of common stock; (vi) Gabelli & Company Investment Advisers, Inc. beneficially owned 2,550 shares of common stock; (vii) Associated Capital Group, Inc. beneficially owned 200 shares of common stock; and (viii) MJG Associates, Inc. beneficially owned 26,000 shares of common stock. Each of the reporting persons disclosed has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO Asset Management Inc. does not have the authority to vote 194,000 of the reported shares; (ii) Gabelli Funds, LLC has sole dispositive and voting power with respect to the shares held by certain funds it advises so long as the aggregate voting interest of all reporting persons does not exceed 25% of their total voting interest in the Company, and, in that event, the proxy voting committee of each fund shall respectively vote that fund's shares; (iii) at any time, the proxy voting committee of each such fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations; and (iv) the power of Mario Gabelli, GAMCO Investors, Inc., Associated Capital Group, Inc. and GGCP, Inc. is indirect with respect to shares beneficially owned directly by other reporting persons. The principal business address of (i) GAMCO Asset Management Inc., Associated Capital Group, Inc., Gabelli Funds, LLC, Gabelli & Company Investment Advisers, Inc., GAMCO Investors, Inc. and Teton Advisors, Inc. is One Corporate Center, Rye, NY 10580; (ii) Gabelli Foundation, Inc. is 165 West Liberty Street, Reno, NV 89501; and (iii) GGCP, Inc. and MJG Associates, Inc. is 140 Greenwich Avenue, Greenwich, CT 06830.

(2)
Based on Amendment No. 10 to Schedule 13D filed on August 15, 2017 by Carl C. Icahn, which disclosed that Carl C. Icahn and various entities associated with Carl C. Icahn beneficially owned 4,494,789 shares of common stock as of August 15, 2017, as follows: (i) Icahn Partners LP had sole voting and dispositive power over 2,133,096 shares of common stock; (ii) Icahn Partners Master Fund LP had sole voting and dispositive power over 1,462,736 shares of common stock; and (iii) High River Limited Partnership had sole voting and dispositive power over 898,957 shares of common stock. Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the reporting persons because he is the sole stockholder of (i) Barberry Corp., which is the sole member of Hopper Investments LLC, which is the general partner of High River Limited Partnership and (ii) Beckton Corp., which is the sole stockholder of Icahn Enterprises G.P. Inc., which is the general partner of Icahn Enterprises Holdings L.P., which is the sole member of IPH GP LLC, which is the general partner of Icahn Capital LP, which is the general partner of Icahn Offshore LP and Icahn Onshore LP. Icahn Offshore LP is the general partner of Icahn Partners Master Fund LP and Icahn Onshore LP is the general partner of Icahn Partners LP. Each of the foregoing persons, other than the reporting persons, disclaims beneficial ownership of such shares of common stock. The principal business address of (i) Mr. Icahn is c/o Icahn Associates Holding LLC, is 767 Fifth Avenue, 47th Floor, New York, NY 1015, and (ii) each of the entities noted above is White Plains Plaza, 445 Hamilton Avenue — Suite 1210, White Plains, NY 10601.

(3)
Based on Amendment No. 6 to Schedule 13G filed on February 12, 2020 by The Vanguard Group, which disclosed that The Vanguard Group beneficially owned 2,556,310 shares of common stock as of December 31, 2019, and had (i) sole voting power over 25,613 shares of common stock, (ii) shared voting power over 5,842 shares of common stock, (iii) sole dispositive power over 2,528,509 shares of common stock and (iv) shared dispositive power over 27,801 shares of common stock. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based on Amendment No. 2 to the Schedule 13G filed on February 5, 2020 by Blackrock, Inc., which disclosed that Blackrock, Inc. beneficially owned 1,983,195 shares of common stock as of December 31, 2019, and had (i) sole voting power over 1,882,246 shares of common stock and (ii) sole dispositive power over 1,983,195 shares of common stock. The principal business address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

(5)
Shares shown as beneficially owned by the executive officers include shares underlying stock options which are exercisable or may be exercised within 60 days as follows: 70,346 shares for Mr. Silber, 57,385 for Mr. Dressel and 20,028 for Mr. Cunningham.

(6)
Shares shown as beneficially owned by the directors include compensation deferred into phantom stock units that vest after the director leaves the Board as follows: 4,838 units for Mr. Browning; 2,000 units for Mr. Frates; 31,132 units for Mr. Henkel; 2,578 units for Mr. Campbell; 5,909 units for Mr. Graziano; 4,282 units for Ms. Holley; 2,578 units for Mr. Katz; and 9,399 units for Ms. Salomone.

(7)	Of the shares indicated, 366 shares are held indirectly by a trust established for Ms. Salomone’s estate planning purposes.

Delinquent Section 16(a) Reports
Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our outstanding common stock, and upon representations from certain of those persons, we believe that all Section 16(a) filing requirements applicable to these reporting persons were timely met during the year ended December 31, 2019.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Procedures for Approval of Related Person Transactions
Our Board has adopted a written policy requiring the Nominating and Governance Committee to review certain Company transactions in which any director, director nominee, executive officer, beneficial owner of greater than 5% of our common stock or any of their immediate family members (collectively, “related persons”) has a direct or indirect material interest, as determined by the Nominating and Governance Committee. This policy covers, without limitation, financial transactions, arrangements or relationships, indebtedness and guarantees of indebtedness and transactions involving employment (with certain exceptions) and similar relationships, but excludes certain transactions deemed not to involve a material interest on the part of the related person. The policy requires directors, director nominees and executive officers to promptly notify the Chief Legal Officer, the Chief Compliance Officer or the Chief Financial Officer in writing of any transaction involving us and a related person so that it can be reviewed by the Nominating and Governance Committee to determine whether the related person has a direct or indirect material interest in the transaction. If the Nominating and Governance Committee so determines, it considers all relevant information to assess whether the transaction is in, or not inconsistent with, the best interests of us and our stockholders. Prior to any renewal of a previously approved related person transaction, the Nominating and Governance Committee will again review the transaction to determine whether it should be renewed.
The Directors’ Code is applicable to all Board members and provides guidance for handling unforeseen situations which may arise, including conflicts of interest. Pursuant to the Directors’ Code, a conflict of interest may arise when a Board member’s private interest interferes in any way - or even appears to interfere - with the interests of the Company as a whole. The Directors’ Code specifies that a conflict of interest may include, among other things, the following:

•
when a Board member or a member of his or her family takes actions or has interests that may make it difficult for the Board member to make decisions on behalf of the Company objectively and effectively;

•
where a Board member or a member of his or her family has a financial interest in, or is engaged, directly or indirectly, in the management of an organization that deals with the Company as a supplier, contractor, purchaser or distributor of the Company’s products or services, or is a competitor; and

•
where a Board member renders services to another organization or individual as an employee, agent, consultant or director if the organization or individual is doing or seeking to do business with the Company or is a competitor.

Pursuant to the Directors’ Code, any member of our Board who believes he or she has an actual or potential conflict of interest with the Company should notify the Chair of the Nominating and Governance Committee as promptly as practicable. That member should not participate in any decision by our Board, or any committee of our Board, that in any way relates to the matter that gives rise to the conflict or potential conflict of interest until the issue has been resolved to the satisfaction of the Nominating and Governance Committee or the Board.
The Code of Ethics is applicable to all employees and officers of the Company and its subsidiaries. The Code of Ethics generally prohibits employees from maintaining outside business or financial interests or engaging in outside business or financial activity that conflicts with the interests of the Company.
The following is a description of certain relationships and transactions that existed or that we have engaged in with directors, executive officers, major stockholders and certain other related persons, in each case since January 1, 2019.
Agreements with Carl C. Icahn
We entered into the Nomination and Standstill Agreement, dated September 15, 2014 (the “Nomination and Standstill Agreement”), with Carl C. Icahn and certain related entities and individuals. In connection with their appointments to the Board, each of Messrs. Frates, Graziano, Langham and Pastor (collectively, the “Icahn Designees,” and, together with Carl C. Icahn and the other parties to the Nomination and Standstill Agreement, the “Icahn Group”) executed a Joinder Agreement agreeing to become bound as a party to the terms and conditions of the Nomination and Standstill Agreement (such Joinder Agreements, together with the Nomination and Standstill Agreement, are collectively referred to herein as the “Icahn Agreements”).
Pursuant to the Icahn Agreements, the Icahn Designees were appointed to our Board. So long as an Icahn Designee is a member of our Board, the Board will not be expanded without approval from the Icahn Designees then on the Board. In addition, pursuant to the Icahn Agreements, subject to certain restrictions and requirements, the Icahn Group will have certain replacement rights in the event an Icahn Designee resigns or is otherwise unable to serve as a director (other than as a result of not being nominated by the Board to stand for election at an annual meeting).
In addition, until the date that no Icahn Designee is a member of the Board (or otherwise deemed to be on the Board pursuant to the terms of the Icahn Agreements), the Icahn Group agrees to vote all of its shares of Company common stock in favor of the election of all of our director nominees at each annual or special meeting of stockholders and, subject to limited exceptions, the Icahn Group further agrees to (i) adhere to certain standstill obligations, including the obligation to not solicit proxies or consents or influence others with respect to the same, and (ii) not acquire or otherwise beneficially own more than 20% of our outstanding voting securities.
Pursuant to the Icahn Agreements, we will not create a separate executive committee of the Board so long as an Icahn Designee is a member of the Board.
Under the Icahn Agreements, if the Icahn Group ceases to hold a “net long position,” as defined in the Nomination and Standstill Agreement, in at least (A) 1,900,000 shares of our common stock, the Icahn Group will cause one Icahn Designee to promptly resign from the Board; (B) 1,520,000 shares of our common stock, the Icahn Group will cause two Icahn Designees to promptly resign from the Board; and (C) 1,266,667 shares of our common stock, the Icahn Group will cause all of the Icahn Designees to promptly resign from the Board and our obligations under the Icahn Agreements will terminate.
In addition, pursuant to the Icahn Agreements, we entered into a registration rights agreement, effective June 30, 2016 (the “Registration Rights Agreement”), with certain entities related to Carl C. Icahn, on behalf of any person who is a member of the “Icahn group” (as such term is defined therein) who owns applicable securities at the relevant time and is or has become a party to the Registration Rights Agreement. The Registration Rights Agreement provides for customary demand and piggyback registration rights and obligations.
Indemnification Agreements
We are a party to indemnification agreements with each of our directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under our By‑laws, as well as contractual rights to additional indemnification regarding expenses as provided in the indemnification agreements.
Other Relationships
In connection with our equipment rental businesses, we enter into millions of rental transactions every year involving hundreds of thousands of customers. In order to conduct that business, we also procure goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with members of our Board or management team. We believe that all such rental and procurement transactions have been conducted on an arm’s length basis, involved terms no less favorable to us than those that we believe we would have obtained in the absence of such affiliation and not related person had or will have a direct or indirect material interest in such transactions.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Purpose of the Annual Meeting
At the annual meeting, stockholders will act upon the following matters:

1.	Election of the 11 nominees named in this proxy statement to serve as directors until the next annual meeting of stockholders;

2.	Approval, by a non-binding advisory vote, of the named executive officers’ compensation;

3.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020; and

4.	Transaction of any other business that may properly be brought before the annual meeting.
Our senior management will be available at the meeting to answer questions from stockholders.
Stockholders Entitled to Vote at the Annual Meeting
Our Board has established the record date for the annual meeting as March 16, 2020. Only holders of record of common stock at the close of business on the record date are entitled to receive notice of, attend and vote at the annual meeting. On March 16, 2020, 29,064,268 shares of our common stock were outstanding.
Voting Procedures
If you are a stockholder of record, you may vote as follows:

•	Voting by Internet: Follow the instructions on www.proxyvote.com.

•	Voting by Telephone: Call 1‑800‑690-6903 and follow the instructions provided by the recorded message.

•	Voting by Mail: Complete, sign, date and return the proxy card included in the printed proxy materials.

•	Voting in Person: Attend the meeting and vote in person.
If you hold your shares beneficially in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee to vote your shares.
Procedures for Attending the Annual Meeting
For those stockholders who wish to attend the annual meeting, you will need the following:

•	photo identification; and

•	proof of stock ownership as of the record date.
Please note that no cameras or recording devices are allowed at the annual meeting. Seating for the annual meeting starts at 8:30 a.m. (local time) and the annual meeting will start at 9:00 a.m. (local time).
If you hold your shares beneficially in “street name” through a broker or other nominee and you intend to vote your shares at the meeting, you will need a proxy from your bank or nominee. Please contact your bank or nominee if you hold your shares in “street name” and wish to vote your shares at the meeting.
Voting Options; Quorum
The Board unanimously recommends a vote “FOR” each director nominee and “FOR” each of Proposals 2 and 3. Below is a summary of the vote required for adoption of each proposal and the respective effect of abstentions and broker non-votes.

Proposal	Vote Required for Adoption	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of 11 Director Nominees to Serve for a One Year Term	Majority of shares cast	No effect	No effect
2. Advisory Vote on Executive Compensation	Majority of shares present	Vote “against”	No effect
3. Ratification of the Company’s Auditor for 2020	Majority of shares present	Vote “against”	N/A

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting constitutes a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee, such as a broker holding shares in “street name” for a beneficial owner, does not vote on a proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner.
If you hold your shares beneficially in “street name” through a broker or other nominee, and you would like to instruct your broker or nominee how to vote your shares, you should follow the directions provided by your broker or nominee. Under NYSE rules, your broker is permitted to vote on Proposal 3 even if it does not receive instructions from you. However, under NYSE rules, your broker does not have discretion to vote on any other proposal if it does not receive instructions from you.
Each share of common stock is entitled to one vote and stockholders do not have the right to cumulate their votes for the election of directors. We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them in accordance with the Board’s recommendation with respect to the matters set forth in this proxy statement. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting.
Notice of Internet Availability of Proxy Materials
We are permitted to furnish proxy materials, including this proxy statement and our annual report to stockholders for 2019, to our stockholders by providing access to such documents on the Internet at www.proxyvote.com instead of mailing printed copies. Our stockholders will not receive printed copies of the proxy materials unless they are requested. Instead, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. It will also instruct you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. If you receive more than one Notice, it generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for each Notice you receive.
Revocation of Proxies
Even if you voted by telephone or on the Internet, or if you requested paper proxy materials and signed and returned the proxy card, you may revoke your proxy before it is voted at the annual meeting by submitting a new proxy, dated later than your first proxy, or by a later-dated vote by telephone or on the Internet. You may also revoke your proxy by delivering a signed revocation letter to our Senior Vice President, Chief Legal Officer and Secretary at Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134. If you are attending the annual meeting in person, you may revoke your proxy by voting in person at the annual meeting. Your attendance at the annual meeting will not by itself revoke your proxy. If you hold your shares beneficially in “street name” through a broker or other nominee and you have previously directed your broker or nominee to vote your shares, you should instruct your broker or nominee to change or revoke your vote if you wish to do so. If you hold your shares beneficially in “street name” through a broker or other nominee and wish to cast your vote in person at the annual meeting, you should obtain a proxy to vote your shares from your broker or nominee.
Solicitation of Proxies
Proxies may be solicited on behalf of our Board by mail or telephone, on the Internet or in person, and we will pay the solicitation costs. The proxy statement and related proxy materials and the Notice will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse those record holders for their reasonable expenses.
Householding Rules
The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing an address by delivering a single set of proxy materials. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.
Therefore, only one copy of the Notice and/or this proxy statement may have been delivered to multiple stockholders sharing a single address. If you wish to opt out of this procedure and receive a separate Notice and/or set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker or other nominee, or the Company or its agent at the address and telephone number below.

A separate copy of the Notice and this proxy statement will be promptly delivered upon request to either our agent by telephone at 1-800-579-1639 or by email to sendmaterial@proxyvote.com, or to the Investor Relations Department by telephone at 1-239-301-1024, by email to investor@hercrentals.com, or by written request to Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary.
Additional Information
Our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019 (“2019 Annual Report”) is filed with the SEC and may also be obtained via a link posted on the “Investor Relations” portion of our website, http://ir.hercrentals.com. Copies of the 2019 Annual Report, or any exhibits thereto, will be sent within a reasonable time without charge upon written request to Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary.

OTHER BUSINESS
Our Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting is properly presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
We have sent or are sending the Notice, which indicates that that our proxy materials and annual report to stockholders for 2019 will be made available on the Internet at www.proxyvote.com. If you wish to receive paper or e‑mail copies of any of these materials, please follow the instructions on your Notice.
STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING
The Company will review for inclusion in next year’s proxy statement stockholder proposals received by December 4, 2020. Proposals should be sent, along with proof of ownership of our common stock in accordance with Exchange Act Rule 14a-8(b)(2), to the Senior Vice President, Chief Legal Officer and Secretary of the Company at 27500 Riverview Center Blvd., Bonita Springs, Florida 34134. We strongly encourage any stockholder interested in submitting a proposal to contact our Chief Legal Officer in advance of this deadline to discuss the proposal. Stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a proposal does not guarantee that we will include it in our proxy statement.
Stockholder proposals, including nominations for directors, not included in next year’s proxy statement may be brought before the 2021 annual meeting of stockholders by a stockholder who is entitled to vote at the meeting, who has given a written notice to the Senior Vice President, Chief Legal Officer and Secretary containing certain information specified in our By‑laws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 13, 2021 and no later than February 12, 2021, except that if the 2021 annual meeting of stockholders is held before April 14, 2021 or after July 23, 2021, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the 90th day prior to the date of such annual meeting or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made.
Our By‑laws require that stockholder recommendations for nominees to the Board must include the name of the nominee or nominees, information regarding the nominee or nominees that would be required to be included in a proxy statement for the election of directors and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement and willingness to serve on the Board, if elected.
ANNUAL REPORT FOR 2019
Our annual report to stockholders for the year 2019 is being made available on or about April 3, 2020 to persons who were stockholders of record as of March 16, 2020, the record date for the annual meeting.

APPENDIX
NON-GAAP RECONCILIATIONS
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), we have provided certain information in this proxy statement that is not calculated according to GAAP (“non-GAAP”), including Adjusted EBITDA, Return on Revenue Earning Equipment and Return on Invested Capital. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating our performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
Adjusted EBITDA represents EBITDA (the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization) plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on disposal of a business and certain other items.

Return on Revenue Earning Equipment represents Adjusted EBITDA divided by the average original equipment cost of revenue earning equipment (based on American Rental Association guidelines, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs, with the basis of refurbished assets reset at the refurbishment date).

The following is a reconciliation of net income to Adjusted EBITDA and the calculation of the Return on Revenue Earning Equipment:

(in millions)	Year Ended December 31, 2019	Year Ended December 31, 2018
Net income	$47.5	$69.1
Income tax provision (benefit)	16.1	(0.3)
Interest expense, net	173.5	137.0
Depreciation of rental equipment	409.1	387.5
Non-rental depreciation and amortization	61.0	57.3
EBITDA	707.2	650.6
Restructuring	7.7	5.0
Restructuring related	—	0.3
Spin-off costs	0.5	14.4
Non-cash stock-based compensation charges	19.5	13.4
Impairment	5.1	—
Other (1)	1.0	1.1
Adjusted EBITDA	$741.0	$684.8
Average Revenue Earning Equipment at OEC	$3,844.2	$3,828.9
Return on Revenue Earning Equipment	19.3%	17.9%
___________

(1)
Comprised primarily of a cash separation benefit paid to our former Chief Financial Officer as part of a retirement and separation agreement for the year ended December 31, 2018 and a cash separation benefit paid to our former Chief Operating Officer as part of a separation agreement for the year ended December 31, 2019.

A-1

Return on Invested Capital ("ROIC") is a performance ratio that aims to measure the percentage return that investors in a company are earning from their invested capital. The ratio is one of the primary metrics used to analyze investment decisions, measuring both profitability and capital efficiency. ROIC is generally calculated as net operating profit after tax divided by invested capital. Average Return on Invested Capital ("Average ROIC") for the purposes of our long-term equity incentive plan is defined as the average return on invested capital for the performance period; provided, however, in the event of any (i) material acquisitions or dispositions, (ii) currency fluctuations, (iii) changes in law or accounting standards or (iv) other nonrecurring or infrequently occurring events or items reflected in our audited financial statements or notes thereto, which occur during the performance period, the Compensation Committee shall make appropriate adjustments to the performance incentive threshold, target and maximum criteria and/or the determination of Average ROIC, in accordance with any applicable provisions of the Plan.

The calculation of Average ROIC for the performance period from 2017-2019 is below:

Period	ROIC
2017	4.7%
2018	7.4%
2019	8.3%
Average ROIC	6.9%

A-2

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 12, 2020 for shares held in a Plan and 11:59 P.M Eastern Time on May 13, 2020 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 12, 2020 for shares held in a Plan and 11:59 P.M. Eastern Time on May 13, 2020 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D06641-P33935

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HERC HOLDINGS INC.

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of the eleven nominees identified in the Company's proxy statement to serve as directors until the next Annual Meeting of Stockholders.

Nominees:	For	Against	Abstain
1a. Herbert L. Henkel	☐	☐	☐
1b. Lawrence H. Silber	☐	☐	☐
1c. James H. Browning	☐	☐	☐
1d. Patrick D. Campbell	☐	☐	☐
1e. Jonathan Frates	☐	☐	☐
1f. Nicholas F. Graziano	☐	☐	☐
1g. Jean K. Holley	☐	☐	☐
1h. Jacob M. Katz	☐	☐	☐
1i. Michael A. Kelly	☐	☐	☐
1j. Andrew Langham	☐	☐	☐
1k. Mary Pat Salomone	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

2020 Annual Meeting Admission Ticket

Herc Holdings Inc. 2020 Annual Meeting of Stockholders

Herc Holdings Headquarters

27500 Riverview Center Blvd.

Bonita Springs, Florida 34134

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and 2019 Annual Report are available at www.proxyvote.com.

D06642-P33935

HercRentals™

Proxy — Herc Holdings Inc.

2020 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors for the 2020 Annual Meeting of Stockholders

Lawrence H. Silber and S. Wade Sheek, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2020 Annual Meeting of Stockholders of Herc Holdings Inc. to be held on May 14, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the direction of the stockholder set forth on the reverse side. If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 1, the election of Herbert L. Henkel, Lawrence H. Silber, James H. Browning, Patrick D. Campbell, Jonathan Frates, Nicholas F. Graziano, Jean K. Holley, Jacob M. Katz, Michael A. Kelly, Andrew Langham, and Mary Pat Salomone; FOR Proposal 2, approval, by a non-binding advisory vote, of the named executive officers' compensation; and FOR Proposal 3, ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year 2020.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Items to be voted appear on reverse side.)